UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.        )

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STAG Industrial, Inc.
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One Federal Street, 23rd Floor

Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2021

To our stockholders:

You are cordially invited to attend the 2021 annual meeting of the stockholders of STAG Industrial, Inc., a Maryland corporation, that will be held on May 3, 2021, at 1:00 p.m., Eastern Time. Due to the ongoing public health crisis of the novel coronavirus disease (COVID-19) pandemic and to support the health and welfare of our stockholders, the meeting will be held solely by remote communication in a virtual-only meeting format. You will be able to attend the annual meeting by visiting www.virtualshareholdermeeting.com/STAG2021. Please follow the instructions in this proxy statement to join the virtual annual meeting.

At the meeting, stockholders will consider and vote on the following matters:

1.	the election of nine directors to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
3.	the approval, by non-binding vote, of our executive compensation.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you owned shares of our common stock as of the close of business on March 11, 2021, you can vote those shares by proxy or at the virtual annual meeting. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the internet. On or about March 24, 2021, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”) or (ii) the Notice only, each in connection with the solicitation of proxies by the board of directors for use at the annual meeting and any adjournments or postponements thereof. If you received only the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the internet, by mail or by telephone before the annual meeting, you may nevertheless revoke your proxy and cast your vote at the virtual annual meeting.

By order of the board of directors:

JEFFREY M. SULLIVAN Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 24, 2021

2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

2020 Business Highlights

We are a real estate investment trust (“REIT”) focused on the acquisition, ownership and operation of single-tenant, industrial properties throughout the United States. Our primary business objective is to own and operate a balanced and diversified industrial real estate portfolio consisting mostly of binary risk investments (individual single-tenant industrial buildings) that maximizes cash flows and enhances stockholder value over time.

Our business strategy has resulted in a consistent track record of creating strong operational performance and long-term value for our stockholders.

PROVEN AND STRATEGIC GROWTH PROFILE
● Since our initial public offering in 2011, as of December 31, 2020, we have deployed almost $5.5 billion of capital, representing the acquisition of 487 buildings totaling approximately 101.1 million rentable square feet.
● During 2020, we acquired 48 buildings totaling approximately 9.9 million rentable square feet for a total purchase price of approximately $775.8 million.

● During 2020, we (i) raised equity capital of approximately $439.3 million through follow-on common stock offerings (including net proceeds received upon physical settlement of certain forward sales agreements), (ii) maintained two investment grade ratings from nationally recognized statistical rating agencies, and (iii) paid a monthly dividend on shares of our common stock at an annualized rate of $1.44 per share, which represents a dividend yield of approximately 4.6% based on the year-end closing stock price of $31.32.

TOTAL STOCKHOLDER RETURN AND FINANCIAL PERFORMANCE
● We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused on long-term value creation.

●     Despite facing challenges related to the ongoing public health crisis of the novel coronavirus disease (“COVID-19”) pandemic, we continue to execute on our operational goals and maintained strong occupancy and rent collections during the year. We (i) achieved an occupancy rate of 96.9% on the total portfolio and 97.2% on the operating portfolio as of December 31, 2020, and (ii) collected 99.6% of base rental billings for the year ended December 31, 2020 (as of February 10, 2021), representing one of the highest collection rates in our industry.

●      As of and for the year ended December 31, 2020:

o Net income was approximately $206.8 million as compared to net income of approximately $50.7 million in 2019, an increase of approximately 307.9%. These amounts included approximately $135.7 million and $7.4 million, respectively, of gain from sales of properties in 2020 and 2019. Excluding gain from sales of properties, our net income increased approximately 64.2% from 2019 to 2020.
o Funds from operations (“FFO”) was approximately $291.1 million as compared to FFO of approximately $238.2 million in 2019, an increase of approximately 22.2%.*
o Net operating income (“NOI”) was approximately $394.1 million as compared to NOI of approximately $330.8 million in 2019, an increase of approximately 19.1%.*

* FFO and NOI meet the definition of “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). Please refer to Appendix A attached hereto for an explanation of why our management considers these measures, the historical amounts of these two measures and a reconciliation of the measures to the nearest measure under generally accepted accounting principles (“GAAP”).

Executive Compensation Highlights

We are proud of the way our employees performed during the COVID-19 crisis. We succeeded due in large part to the stewardship and leadership of our executive management team, who implemented policies to protect the safety and wellbeing of our employees; steered us through the challenges posed by the COVID-19 pandemic; and executed successful strategies to drive strong operational performance, grow our portfolio (despite a near total cessation in acquisition activity at the outset of the pandemic), strengthen our balance sheet and increase stockholder value. We established our bonus performance metrics early in 2020, before the COVID-19 crisis, and we did not adjust those metrics or otherwise make any changes to our executive compensation program in response to the unprecedented pandemic. Below are certain features of our executive compensation program, which reflect our commitment to a pay-for-performance compensation structure:

✓	We pay for performance
● Approximately 84% of our chief executive officer’s 2020 compensation was “at risk” compensation and strongly aligned with the interests of stockholders
● Annual base salaries are intended to be less than 25% of total compensation
● We do not guarantee annual base salary increases and did not change our named executive officers’ base salaries for 2020
✓	Our 2020 annual cash incentive bonuses encouraged executives to achieve short-term performance goals
● Bonuses are based on company performance goals (80%) and individual performance goals (20%)
● Our 2020 performance goal components were Core FFO per Share (50%), Acquisition Volume (10%), Net Debt to Run Rate EBITDAre (10%) and Same Store Cash NOI Growth (10%)
● We do not guarantee bonuses of a minimum amount (bonuses can be zero) and do not provide uncapped bonuses
✓	Our 2020 equity awards encourage executives to achieve long-term performance goals
● Performance units are based on our total stockholder return, defined as common stock price appreciation plus dividends, assuming reinvestment of dividends into additional shares of common stock (“TSR”), over three-year period compared to both relative returns (TSR vs. three benchmarks) and an absolute return (we must achieve a cumulative 25% absolute TSR to receive a payout above target on 50% of the performance units)
● Performance units will have zero value (no payout) for performance below the 30th percentile
● We target outperformance; threshold for target payouts under the performance units is the 55th percentile
✓	Stockholders have expressed support for our executive compensation practices
● At the 2020 annual meeting of stockholders, approximately 97.4% of the votes cast in the say-on-pay vote were in favor

For more information, see “Executive Officer Compensation Discussion and Analysis” below.

Snapshot of Corporate Governance Practices

The table below presents a snapshot of our corporate governance policies.

Annual election of directors	✓
Majority voting standard for the election of directors (with a director resignation policy)	✓
Regular executive sessions of independent directors	✓
Independent board; eight of our nine directors are “independent” under New York Stock Exchange (“NYSE”) rules	✓
Designation of lead independent director	✓
All members of the audit committee, compensation committee and nominating and corporate governance committee are “independent” under NYSE rules	✓
Four of the five members of the audit committee qualify as “audit committee financial experts” as defined by the SEC	✓
Diverse board of directors; two of our directors are female, one of whom is Asian, and one of our directors is Black/African American	✓
Annual board and committee self-evaluations, assisted by outside counsel	✓
Regular board review or discussion of management succession plans	✓
Stockholder ability to amend bylaws	✓
No stockholder rights plan (i.e., “poison pill”) without stockholder approval or ratification	✓
Opted out of Maryland control share acquisition and business combination statutes and may not opt back in without stockholder approval	✓
Robust stock ownership guidelines for directors and executive officers	✓
Anti-hedging and anti-pledging policies	✓
Code of business conduct and ethics for employees and directors	✓

Corporate Responsibility Highlights

During 2020, we enhanced and refined our corporate responsibility program and related initiatives. Significant milestones and accomplishments include:

●	Board leadership of our environmental, social and governance (“ESG”) initiatives. To provide a board-guided leadership structure to oversee and drive our ESG initiatives, we amended the charter of the nominating and corporate governance committee to add ESG oversight responsibilities.

●	New ESG disclosure and policies.
o	We added a “Corporate Responsibility” tab to the front page of our website at www.stagindustrial.com and an ESG section to our investor presentation (the most recent version of which is available on our website).
o	In April 2020, the board of directors adopted new ESG policies and practices, including an Environmental Sustainability Policy, a Human Rights Policy and a Vendor Code of Conduct, copies of which are available under the “Corporate Responsibility” section of our website at www.stagindustrial.com.
●	Environmental Stewardship. During 2020, we enhanced our environmental programs and related initiatives and achieved the following milestones and accomplishments:

Improved GRESB Rating	Green Lease Leader – Gold Level

In 2020, we achieved an improved score of ‘B’ from the Global Real Estate Sustainability Benchmark (“GRESB”) as a result of our 2020 public disclosure assessment. As of December 2020, we were ranked second out of the nine industrial companies rated by GRESB.

In 2020, in recognition of our form lease, which includes environmentally friendly provisions with an emphasis on energy efficiency to promote sustainability, we were recognized by the Institute for Market Transformation as a Green Lease Leader at the Gold level.

Reflective Roofing	Lighting Conversions	Solar Panel Installations
Since 2015, we have installed more than 16 million square feet of reflective roofing in our portfolio. This amounts to approximately 16% of the entire portfolio. As of December 31, 2020, more than 46% of our buildings benefit from reflective roofing.	As of December 31, 2020, we had fluorescent or LED lighting systems in more than 90% of our portfolio. Since 2016, we have replaced less efficient lights with LED systems in more than 14 million square feet of our portfolio. We actively pursue additional opportunities for upgrade across our properties.	We pursue solar energy opportunities in our portfolio nationwide and have executed contracts for solar development or leasing in multiple states. As of December 31, 2020, our properties hosted or were undergoing construction for solar projects with more than 25 megawatts capacity in aggregate and we had identified 15 additional projects expected to commence in 2021.

●	Corporate Donations and Volunteering.

o	Early in our life as a public company, we established our Charitable Action Committee (the “CAC”) to promote quality interaction with our local community in Boston. The CAC is funded by our company and is managed by our volunteer employees with differing seniorities and responsibilities. We currently support several local and national charities through a combination of financial support (both direct and employee matching) and numerous employee volunteer activities (such as food and clothing distribution, habitat improvement, etc.) with a focus on supporting children, young adults, equality and social justice.

o	In November 2020, we announced the establishment of the STAG Industrial Charitable Action Fund (the “Charitable Action Fund”) in cooperation with the Boston Foundation. The Charitable Action Fund supports our social responsibility endeavors, including promoting equality and inspiring children and young adults, particularly those at risk, to realize their potential and benefit future generations.

●	Stockholder Engagement. We provide institutional investors with many opportunities and events to provide feedback directly to our management team throughout the year, including formal events, one-on-one sessions and group meetings throughout the year. During 2020, our management team attended (in-person and virtually) seven investor conferences and numerous other individual investor meetings, where they met with approximately 112 institutional investors, representing approximately 22% of our outstanding common stock. These meetings covered a range of topics, including our financial condition and results of operations, our business investment, finance and operation strategies, our stock price performance, economic, industry and market trends, ESG policies, corporate governance and executive compensation and other matters. In addition to, and apart from, our regular investor meetings, we speak exclusively about executive compensation and corporate governance with a number of our investors each year.
●	Enhancing board diversity. We are committed to diversity and recognize the benefits of having a diverse board of directors. As of January 2020, women and minorities represented 33% of the board of directors. We remain focused on appointing women and other diverse candidates to the board in the future as opportunities arise.

For more information, see “Board of Directors and Its Committees” and “Corporate Responsibility” below.

Matters to be Voted On at the 2021 Annual Meeting

Proposal	Board Recommendation
Proposal 1: Election of Directors	FOR
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Proposal 3: Advisory (Non-Binding) Vote on Executive Compensation	FOR

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why did I receive these proxy materials?

A:

The board of directors is soliciting proxies to be voted at the 2021 annual meeting of stockholders. You received these materials because you were a stockholder as of March 11, 2021, the record date fixed by the board of directors, and are therefore entitled to receive notice of the annual meeting and to vote on matters presented at the annual meeting, which will be held virtually on May 3, 2021.

Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the internet. On or about March 24, 2021, we are mailing to our stockholders of record on March 11, 2021, either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”), or (ii) the Notice only. The Notice and this proxy statement summarize the information you need to know in order to vote by proxy or at the virtual annual meeting.

Q:	When was the Notice mailed?

A:	The Notice was mailed to stockholders beginning on or about March 24, 2021.

Q:	When and where is the annual meeting being held?

A:	The annual meeting will be held on Monday, May 3, 2021, at 1:00 p.m., Eastern Time. Due to the ongoing COVID-19 pandemic and to support the health and welfare of our stockholders, the meeting will be held solely by remote communication in a virtual-only meeting format. You will be able to attend the annual meeting by visiting www.virtualshareholdermeeting.com/STAG2021. Note that the decision to proceed with a virtual-only meeting again this year will not mean we will utilize a virtual-only format or any means of remote communication for future annual meetings.

Q:	Who can attend the annual meeting?

A:	You are entitled to attend the annual meeting if you were a common stockholder of record (i.e., stockholders holding shares of common stock directly in their name with our transfer agent) as of the close of business on March 11, 2021, the record date for the annual meeting, or hold a duly authorized proxy for the meeting provided by your broker, bank or other nominee. You do not need to attend the annual meeting in order to vote.

Q:	How do I attend the annual meeting?

A:	You will be able to attend the annual meeting online through live audio webcast at www.virtualshareholdermeeting.com/STAG2021. Online registration will begin 30 minutes before the meeting. To attend and vote at the annual meeting, you must login with your 16-digit control number included on your proxy card, voting instruction form or the Notice you previously received.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. Stockholders will be able to submit live questions during the virtual annual meeting online at www.virtualshareholdermeeting.com/STAG2021, however, all live questions will be subject to time restrictions and we will do our best to accommodate as many as possible.

Q:	What if I have trouble accessing the annual meeting virtually?

A:	The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the annual meeting. We encourage you to access the virtual meeting platform prior to the start time. Please allow ample time for online check-in, which will begin at 12:30 p.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting platform during the check-in time or during the annual meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/STAG2021.

Q:	Who is entitled to vote at the annual meeting?

A:	All common stockholders of record as of the close of business on March 11, 2021, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 159,082,448 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 11, 2021. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the instructions provided by the institution holding your shares for voting on the internet or by telephone or mail.

Q:	How do I vote?

A:	If you are the stockholder of record:

●	On the internet. You may submit your proxy over the internet by following the instructions in the Notice, proxy card or voting instruction card that you received.
●	By telephone: You may submit your proxy by telephone by following the instructions in the Notice, proxy card or voting instruction card that you received.
●

By mail. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing and dating your proxy card or voting instruction card and mailing it in the accompanying self-addressed stamped envelope. No postage is necessary if mailed in the United States.

●	At the virtual annual meeting: You may vote during the virtual annual meeting by following the instructions available on the meeting website during the meeting.

If you are the beneficial owner of shares held by a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the institution holding the shares provides to you. If you are the beneficial owner and want to vote during the meeting, you must obtain a duly authorized proxy executed in your favor, from the institution holding the shares in order to vote your shares at the virtual annual meeting.

Properly completed and submitted proxy cards and voting instruction cards, as well as proxies properly completed and submitted on the internet or by telephone prior to the annual meeting, will be voted at the annual meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Whether or not you plan to attend the annual meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting. Authorizing your proxy over the internet, by telephone or by mailing a proxy card or voting instruction card, will not limit your right to attend the annual meeting and vote your shares.

Q:	Can I change my vote after I have voted?

A:

Yes. If you are the stockholder of record, you may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either on the internet or by telephone or mail, a proxy bearing a later date or by attending the virtual annual meeting and voting. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

If you are the beneficial owner of shares held by a broker, bank or other nominee, please follow the instructions provided by the institution holding the shares regarding how to revoke your voting instructions.

Q:	What am I voting on?

A:	You will be voting on:

●	Proposal 1: the election of nine directors to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;
●	Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for year ending December 31, 2021; and
●	Proposal 3: the approval, by non-binding vote, of our executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1:	The election of the director nominees must be approved by a majority of the votes cast.

	Proposal 2:	The ratification of the appointment of the independent registered public accounting firm requires a majority of the votes cast.

	Proposal 3:	The advisory vote approving executive compensation requires an affirmative vote of a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:

If you are the beneficial owner of shares held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If your shares are held by a broker, bank or other nominee, your broker, bank or other nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the institution does not receive voting instructions from you. However, your broker, bank or other nominee does not have discretionary authority to vote on the election of directors or the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.
For purposes of the election of directors and the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
For purposes of the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. If any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted as follows:

●

if you are a stockholder of record, to elect (FOR) each of the director nominees listed in “Proposal 1: Election of Directors;” if you are a beneficial owner of shares held by a broker, bank or other nominee, a broker non-vote will occur;

●

if you are a stockholder of record or a beneficial owner of shares held by a broker, bank or other nominee, in favor of (FOR) “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm;” and

●	if you are a stockholder of record, in favor of (FOR) “Proposal 3: Advisory (Non-Binding) Vote on Executive Compensation;” if you are a beneficial owner of shares held by a broker, bank or other nominee, a broker non-vote will occur.

Q:	Where can I find the voting results after the annual meeting?

A:	We will announce the preliminary voting results at the annual meeting and will report the final voting results in a current report on Form 8-K, which we will file with the SEC within four business days after the meeting.

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors at any time if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:	How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Our company and some brokers, banks or other agents may be householding our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including this proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our corporate secretary in the same manner.

Q:	What does it mean if I receive more than one Notice?

A:	It means that you have multiple accounts at the transfer agent or with brokers, banks or other nominees. Please submit all of your proxies over the internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I find additional information on the company’s website?

A:

Yes. Our website is www.stagindustrial.com. You can view additional information on the website, such as our corporate responsibility and ESG policies, our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines, charters of our board committees and reports that we file with the SEC. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this proxy statement or incorporated into any other filing that we submit to the SEC.

A copy of our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines and each of the charters of our board committees also may be obtained free of charge by writing to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

PROPOSAL 1:

ELECTION OF DIRECTORS

The board of directors currently consists of nine members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders. At the 2021 annual meeting, nine directors will be elected to serve until the 2022 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following current directors (the “Nominees”) to serve as directors: Benjamin S. Butcher, Jit Kee Chin, Virgis W. Colbert, Michelle S. Dilley, Jeffrey D. Furber, Larry T. Guillemette, Francis X. Jacoby III, Christopher P. Marr and Hans S. Weger. The board of directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

Vote Required

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the election of the Nominees. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

The board of directors recommends a vote FOR each Nominee.

Snapshot of Board Composition

The table below presents a snapshot of the expected composition of the board of directors.

Total number of directors	9
Percentage of independent directors	89%
Average age of independent directors	59
Average tenure of independent directors (years)	7.5
Lead independent director	Yes
Percentage of directors with CEO experience	50%
Percentage of directors with CFO experience	50%
Percentage of audit committee members designated as “audit committee financial experts”	80%
Percentage of women and minorities on the board (two of our directors are female, one of whom is Asian, and one of our directors is Black/African American)	33%

Director Nominees for Election to Term Expiring 2022

The following tables and biographical descriptions set forth certain information with respect to each Nominee, including the specific experience, qualifications, attributes and skills that led to the conclusion by the board that such person should continue to serve as a director.

Director Nominees	Age	Principal Occupation	Director Since
Benjamin S. Butcher	67	Chief Executive Officer, President and Chairman	2010
Jit Kee Chin	42	Executive Vice President, Chief Data Officer and Chief Innovation Officer at Suffolk Construction	2020
Virgis W. Colbert	81	Former Executive Vice President of Miller Brewing Company	2014
Michelle S. Dilley	49	Chief Executive Officer of Awesome Leaders, NFP	2018
Jeffrey D. Furber	62	Global Chief Executive Officer of AEW	2011
Larry T. Guillemette	65	Former Chairman, Chief Executive Officer and President of Amtrol	2011
Francis X. Jacoby III	59	Chief Financial Officer and Executive Vice President of Leggat McCall Properties, LLC	2011
Christopher P. Marr	56	Chief Executive Officer and Trustee of CubeSmart	2012
Hans S. Weger	57	Strategic Consultant	2011

Director Qualifications

	Butcher	Chin	Colbert	Dilley	Furber	Guillemette	Jacoby	Marr	Weger
CEO/public company executive	●		●		●	●		●	●
Data analytics		●
Finance/accounting						●	●	●	●
Industrial operations	●		●	●		●
Logistics	●	●		●
Real estate / construction / development / finance	●	●			●		●	●	●
Real estate or property technology		●
Risk management	●	●	●		●	●		●	●
Strategic planning	●	●	●	●	●	●	●	●	●
Supply chain management	●		●	●

Director Nominees

Benjamin S. Butcher Chief Executive Officer, President and Chairman of the Board Committees: ● Investment (Chair)

Mr. Butcher has served as our chief executive officer, president and chairman of the board of directors since 2010. Prior to the formation of our company, Mr. Butcher oversaw the growth of our predecessor business, serving as a member of the board of managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC, and their affiliates from 2003 to 2011. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. From 1997 to 1998, Mr. Butcher served as a director at Credit Suisse First Boston, where he sourced and executed transactions for the principal transactions group (real estate debt and equity). Prior to that, he served as a director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group. Mr. Butcher serves as a member of the board of trustees and a member of the nominating and corporate governance committee and compensation committee of Washington Real Estate Investment Trust (NYSE: WRE), an owner of office, multi-family and retail properties in the greater Washington, D.C. metropolitan area. Mr. Butcher holds a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth.

In light of his extensive company-specific operational, finance and market experience, his leadership abilities, his foundership of our company, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Butcher to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Jit Kee Chin Independent Director Committees: ● Audit

Dr. Jit Kee Chin has served as executive vice president and chief data officer at Suffolk Construction Corporation Inc. (“Suffolk”), a national privately-held general contractor, since 2017 and additionally as chief innovation officer since 2019. In her roles, Dr. Chin is responsible for building a new capability for Suffolk, setting vision and strategy, driving business insight through analytics and operationalizing the data transformation. At Suffolk, she served on the enterprise steering committee from 2018 to 2020, which governs development and implementation of strategic initiatives. She is also part of the leadership team focused on disruptive technologies, leading Suffolk Technologies and its corporate venture program, which she set up in 2019. In that capacity, she serves as a board observer at EquipmentShare, a privately held construction solutions technology company. Before joining Suffolk, from 2008 to 2017, she served in various positions with McKinsey & Company, a global strategy consulting company, including as a senior expert in analytics from 2016 to 2017, where she specialized in the design and implementation of end-to-end analytics transformations, and as an associate principal from 2013 to 2016, where she focused on strategic, commercial and analytics consulting for transport, travel, hospitality and logistics clients. Dr. Chin holds a Doctor of Philosophy degree from the Massachusetts Institute of Technology and a Bachelor of Science degree from the California Institute of Technology.

In light of her extensive data, analytics and technology infrastructure expertise, including the development and implementation of strategic initiatives, the board of directors believes that it is in the best interests of our company and our stockholders for Dr. Chin to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Virgis W. Colbert Independent Director Committees: ● Compensation ● Nominating and Corporate Governance

Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company from 1979 until his retirement in 2005, including executive vice president of worldwide operations from 1997 to 2005 and senior vice president of operations from 1993 to 1997. As executive vice president, Mr. Colbert was responsible for plant operations, international operations, brewing, research and quality assurance, engineering, procurement, order production/planning and logistics. Since his retirement, he continues to serve as a senior advisor to MillerCoors LLC. In addition, Mr. Colbert currently serves on the board, including the audit committee thereof, of New Senior Investment Group Inc. (NYSE: SNR), a senior housing REIT, on the board of Drive Shack Inc. (NYSE: DS), an owner and operator of golf-related leisure and entertainment businesses, and on the boards of The Nasdaq Stock Market LLC and several affiliates. Mr. Colbert also serves on the board of the Hutchins Center for African & African American Research at Harvard University (since 2013). He previously served on the boards of Lorillard, Inc. from 2008 to 2015 (including as lead director from 2013 to 2015), The Hillshire Brands Company (formerly known as Sara Lee Corporation) from 2006 to 2013, Bank of America Corp. (NYSE: BAC) from 2008 to 2013, Merrill Lynch & Co., Inc. from 2006 to 2008, Stanley Black & Decker from 2003 to 2012 and The Manitowoc Company, Inc. from 2002 to 2012. He is the former chairman and current chairman emeritus of the board for the Thurgood Marshall College Fund, and the former chairman of the board for Fisk University. Mr. Colbert received Honorary Doctor of Humane Letters degrees from Fisk University in 2005 and from Kentucky State University in 2001. He holds a Bachelor of Science degree from Central Michigan University.

In light of his extensive public company board and corporate governance experience and his significant operational experience including addressing logistics, plant operations and other issues common to our tenants, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Colbert to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Michelle S. Dilley Independent Director Committees: ● Compensation ● Nominating and Corporate Governance

Ms. Dilley has served as the chief executive officer of Awesome Leaders, NFP since July 2020. AWESOME (Achieving Women’s Excellence in Supply Chain Operations, Management and Education) is the supply chain industry’s most active and prominent organization focused on advancing and transforming the future of supply chain leadership. Prior to joining AWESOME, Ms. Dilley served as chief supply chain transformation officer and additionally as chief operating officer at DSC Logistics, Inc. (“DSC”), a logistics and supply chain management organization, from 2017 to 2020. In these roles, she led the vision for the company’s operating platform, implemented strategic initiatives to deliver continuous improvement and was directly responsible for DSC’s network of logistics centers and supply chain packaging operations throughout North America. From 2014 to 2017, she served as senior vice president, operations at LaSalle Bristol, LP, a product distributor and manufacturer for factory-built housing, recreational vehicles and other markets, where she was accountable for supply chain operations and transportation throughout the United States and Canada. From 2009 to 2014, she served as vice president, supply chain at Ascension Health, a non-profit health system, where she led the supply chain business transformation and operational redesign. Ms. Dilley started her career at Whirlpool Corporation, where she served in a variety of roles, including general manager, global indirect goods & services sourcing from 2005 to 2009. Ms. Dilley holds a Bachelor of Arts degree from the University of Michigan.

In light of her significant supply chain, finance and operational experience, including experience in the development and implementation of strategic initiatives, and her recent experience with diversity initiatives in the supply chain industry, the board of directors believes that it is in the best interests of our company and our stockholders for Ms. Dilley to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Jeffrey D. Furber Independent Director Committees: ● Compensation (Chair) ● Investment

Mr. Furber serves as the global chief executive officer of AEW. As one of the leading real estate investment advisors, AEW currently manages $75 billion of real estate assets and securities on behalf of a global client base of public and corporate pension funds, sovereign wealth funds, endowments, foundations and high net worth investors. Mr. Furber has oversight responsibility for all of AEW’s operating business units in the United States, Europe and Asia. He chairs AEW’s management committee, which is responsible for AEW’s strategic direction and for managing the firm’s resources, and is a member of the firm’s risk management committee and the investment committees in North America, Europe and Asia. Mr. Furber joined AEW in 1997 from Winthrop Financial Associates (“Winthrop”), a wholly-owned subsidiary of Apollo Advisors, where he served as managing director of Winthrop and as president of Winthrop Management. In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments. Mr. Furber is a member of the board of The Howard Hughes Corporation (NYSE: HHC) and Boston Children’s Hospital Trust. Mr. Furber holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Harvard Business School.

In light of his significant leadership, corporate governance and capital markets experience and his 34 years of real estate investment experience, including 21 years as chief executive officer of AEW, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Furber to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Larry T. Guillemette Lead Independent Director Committees: ● Audit ● Compensation

Mr. Guillemette served as chairman of the board of directors, chief executive officer and president of Amtrol Inc., a multi-national pressure vessel manufacturer (“Amtrol”), from 2006 to 2017. Mr. Guillemette also served as executive vice president and chief financial officer of Amtrol from 2000 to 2006 and as executive vice president of marketing and business development from 1998 to 2000. Prior to joining Amtrol, Mr. Guillemette served as chief executive officer and president of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998. From 1990 to 1991, he served as senior vice president and senior financial officer of The O’Connor Group, a real estate investment, management and development firm. Prior to that, from 1986 to 1990, Mr. Guillemette served as a vice president for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership. From 1979 to 1986, Mr. Guillemette served in various management positions with units of the Henley Group and its predecessors, including Allied-Signal, The Signal Companies and Wheelabrator-Frye. Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth.

In light of his extensive leadership experience through his senior officer and director positions and his accounting and real estate experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Guillemette to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Francis X. Jacoby III Independent Director Committees: ● Audit ● Investment ● Nominating and Corporate Governance

Since 2016, and from 1995 to 2001, Mr. Jacoby has served as executive vice president and chief financial officer of Leggat McCall Properties, LLC, a real estate development company. From 2013 to 2016, Mr. Jacoby served as an independent consultant providing real estate finance, development and disposition related services. From 2008 to 2013, he served as president of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes investments in real estate, private equity and venture capital. In addition, in 2012, Mr. Jacoby served as the chief financial officer of Grand Circle Corporation, an affiliate of Kensington Investment Company, Inc. From 2001 to 2008, Mr. Jacoby served as the senior vice president and chief financial officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors. From 1983 to 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types. Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Boston University.

In light of his extensive investment and capital markets experience and his significant financial and real estate investment experience, including structuring, negotiating and closing complex transactions, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Jacoby to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Christopher P. Marr Independent Director Committees: ● Audit ● Nominating and Corporate Governance (Chair)

Mr. Marr has served as chief executive officer and member of the board of trustees of CubeSmart (NYSE: CUBE), a real estate company that acquires, owns, operates and develops self-storage facilities in the United States, since 2014 and as president of CubeSmart since 2008. Previously, he served as chief operating officer of CubeSmart from 2012 to 2014 and as chief financial officer from June 2006 to November 2008 and as treasurer from 2006 to 2012. From 2002 to 2006, Mr. Marr served as senior vice president and chief financial officer of Brandywine Realty Trust (NYSE: BDN), an office REIT. Prior to joining Brandywine Realty Trust, Mr. Marr served as chief financial officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002. Mr. Marr holds a Bachelor of Arts degree from Loyola University.

In light of his public company leadership, financial reporting and operations experience as an executive officer of two publicly-traded REITs, including chief executive officer experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Marr to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Hans S. Weger Independent Director Committees: ● Audit (Chair) ● Compensation ● Investment

Mr. Weger provides consulting services to real estate and other companies. Prior to that, Mr. Weger served as chief financial officer of Focus Brands Inc., the franchisor and operator of restaurants and cafes in the United States, Puerto Rico and 63 foreign countries, from 2014 to 2016. From 2012 to 2014, Mr. Weger served as chief financial officer of Outrigger Enterprises Group, a privately-held leisure lodging and hospitality company. From 1998 to 2011, Mr. Weger served as chief financial officer, executive vice president and treasurer of LaSalle Hotel Properties (NYSE: LHO), a REIT focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels. In addition, Mr. Weger served as secretary of LaSalle Hotel Properties from 1999 to 2011. Mr. Weger was responsible for all of the company’s financial, accounting, human resources and information technology activities. Prior to joining LaSalle Hotel Properties, Mr. Weger served as vice president and treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a Bachelor of Science degree from the University of Southern Mississippi and a Master of Business Administration degree from the University of Chicago.

In light of his real estate and real estate financing knowledge and his financial reporting and operations experience as the chief financial officer of a publicly-traded real estate investment trust and a privately held company, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Weger to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Biographical Information Regarding Executive Officers Who Are Not Directors

The biographical descriptions below set forth certain information with respect to each of our executive officers other than Mr. Butcher, whose information appears above.

William R. Crooker Executive Vice President, Chief Financial Officer and Treasurer Age: 41	Mr. Crooker has served as our chief financial officer, executive vice president and treasurer since 2016. Previously, Mr. Crooker served as our chief accounting officer from 2011 to 2016 and senior vice president of capital markets from 2015 to 2016. Prior to the formation of our company, Mr. Crooker served as chief accounting officer for STAG Capital Partners, LLC from 2010 to 2011, where he was responsible for the company’s accounting, tax, and financial reporting. From 2002 to 2010, Mr. Crooker worked for KPMG LLP in its real estate practice, focusing primarily on publicly-traded REITs. He held various positions with KPMG LLP, including most recently as senior manager. Mr. Crooker is a certified public accountant and received his Bachelor of Science degree from Bentley University.
Stephen C. Mecke Executive Vice President and Chief Operating Officer Age: 58	Mr. Mecke has served as our chief operating officer and executive vice president since 2011. Prior to the formation of our company, Mr. Mecke served as chief investment officer for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011, where he was responsible for all asset acquisition and asset management activities. Prior to joining our predecessor business, Mr. Mecke ran the acquisitions groups for M|P|A, a private real estate fund that represented a large east coast endowment fund, from 2001 to 2004. Mr. Mecke also worked at Meditrust Corporation, a publicly-traded REIT, as vice president of acquisitions and various other positions from 1992 to 2000. Mr. Mecke holds a Bachelor of Arts degree from Hobart College and a Master of Business Administration degree from Northeastern University.
Jeffrey M. Sullivan Executive Vice President, General Counsel and Secretary Age: 52	Mr. Sullivan has served as our executive vice president, general counsel and secretary since 2015. From 2012 to 2014, Mr. Sullivan was a partner in the corporate group of Hunton & Williams LLP, and from 2005 to 2012, Mr. Sullivan was a partner in the finance group of DLA Piper LLP (US). Before joining DLA Piper LLP (US), Mr. Sullivan was an associate and then partner in the corporate transactions and securities group of Alston & Bird LLP from 1998 to 2005. While in private practice, Mr. Sullivan focused on securities law, mergers and acquisitions, corporate governance matters and general corporate law, primarily involving REITs and other real estate companies, private equity funds and underwriters. Mr. Sullivan holds a Bachelor of Arts degree from University of North Carolina at Chapel Hill and a Juris Doctor degree from Vanderbilt University Law School.
David G. King Executive Vice President and Director of Real Estate Operations Age: 53	Mr. King has served as our executive vice president and director of real estate operations since 2011. Prior to the formation of our company, Mr. King served as a managing director for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2005 to 2011, where he was responsible for portfolio management for the company. From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly-traded REIT, as regional management officer, where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm’s industrial and office portfolios in the Mid-Atlantic region and in various other positions. Mr. King holds a Bachelor of Arts degree from the University of Vermont and a Master of Public Administration degree from Indiana University.

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our business is managed through the oversight and direction of the board of directors. A majority of the board of directors is “independent,” as determined by the board of directors, consistent with the rules of the NYSE. The one member of the board of directors who is not independent is our chief executive officer.

Board Meetings and Executive Sessions

Our directors stay informed about our business by attending meetings of the board of directors and its committees and through supplemental reports and communications. In 2020, the board of directors held seven meetings and each director attended at least 75% of the aggregate of the board meetings and his or her respective committee meetings. The board of directors does not have a policy with respect to directors’ attendance at annual meetings of stockholders. Nevertheless, all of our directors attended the 2020 annual meeting of stockholders.

As required by the NYSE rules, the independent directors of the board regularly meet in executive session, without the presence of management or non-independent directors. Generally, these executive sessions follow after each quarterly meeting. In 2020, the independent directors of the board and the audit committee met in executive session without management present four times (at each quarterly meeting), the compensation committee met in executive session without management present four times (at three quarterly meetings and one special meeting), and the nominating and corporate governance committee met in executive session two times (at two quarterly meetings). Our lead independent director presides over such independent, non-management sessions of the board. Executive sessions of the audit, the compensation and the nominating and corporate governance committees are presided over by the respective chairperson of each committee.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.” The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The board of directors has affirmatively determined that each of Dr. Chin, Ms. Dilley and Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of the board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than with the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Corporate Responsibility—Other Corporate Governance Matters—Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Committees

The board of directors has established an investment committee, an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees. Each of the audit committee, compensation committee and nominating and corporate governance committee is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors. The board of directors may from time to time establish other committees to facilitate the management of our company. Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Director	Investment Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Benjamin S. Butcher	Chair
Jit Kee Chin		●
Virgis W. Colbert			●	●
Michelle S. Dilley			●	●
Jeffrey D. Furber	●		Chair
Larry T. Guillemette		●	●
Francis X. Jacoby III	●	●		●
Christopher P. Marr		●		Chair
Hans S. Weger	●	Chair	●
Meetings Held in 2020	4	4	6	3

Investment Committee

The board of directors has established an investment committee composed of four of our directors, three of whom are independent directors. The investment committee’s primary function is to review, evaluate and ultimately vote to approve all acquisitions and dispositions with an individual purchase or sale price of more than $50 million and up to $100 million, as well as all development and redevelopment projects with a development cost of more than $50 million and up to $100 million. Proposed acquisitions, dispositions and development and redevelopment projects with an individual purchase or sale price or development cost of more than $100 million require approval by the board of directors. The board of directors, in its discretion, may change the investment committee’s authority to approve acquisitions or dispositions from time to time, including the dollar thresholds.

The investment committee has adopted a written charter that outlines certain specified responsibilities of the investment committee. A copy of the investment committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Audit Committee

The board of directors has established an audit committee, which is composed exclusively of independent directors. Four members of the audit committee qualify as audit committee financial experts, as defined by the SEC, and all members are financially literate and able to read and understand fundamental financial statements. The audit committee assists the board in overseeing, among other things:

●	our system of internal controls;
●	our accounting and financial reporting processes;

●	the integrity and audits of our consolidated financial statements;

●	our compliance with legal and regulatory requirements;
●	our risk exposures and policies to assess and manage risks (including financial risks);
●	the qualifications and independence of our independent auditors; and
●	the performance of our independent auditors and any internal auditors.

The audit committee also is responsible for engaging independent public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee has adopted a written charter that outlines certain specified responsibilities of the audit committee and complies with the rules of the SEC and the NYSE. A copy of the audit committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Compensation Committee

The board of directors has established a compensation committee, which is composed exclusively of independent directors. The principal functions of the compensation committee are to:

●	evaluate the performance and compensation of our chief executive officer;

●	review and approve the compensation and benefits of our executive officers and members of the board of directors;
●	administer the STAG Industrial, Inc. 2011 Equity Incentive Plan, as amended and restated (the “2011 Equity Incentive Plan”), as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

●	produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

The compensation committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.

The compensation committee has adopted a written charter that outlines certain specified responsibilities of the compensation committee and complies with the rules of the SEC and the NYSE. A copy of the compensation committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Nominating and Corporate Governance Committee

The board of directors has established a nominating and corporate governance committee, which is composed exclusively of independent directors. The principal functions of the nominating and corporate governance committee include:

●	seeking, considering and recommending to the full board of directors qualified candidates for election as directors;

●	recommending a slate of nominees for election as directors at the annual meeting of stockholders;

●	annually recommending to the board nominees for each committee of the board;

●	annually facilitating the assessment of the board of directors’ performance as a whole and of each committee and the individual directors;

●	reviewing and making recommendations on matters involving general operation of the board and our corporate governance, including our policies and practices concerning environmental sustainability, human rights and social responsibility (and related policies for tenants, communities and vendors);

●	reviewing our environmental sustainability risk oversight and management, corporate social responsibility and related governance reporting; and

●	reviewing our performance metrics concerning environmental sustainability, human rights and social responsibility matters.

The nominating and corporate governance committee has adopted a written charter that outlines certain specified responsibilities of the nominating and corporate governance committee and complies with the rules of the SEC and the NYSE. A copy of the nominating and corporate governance committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the board of directors or compensation committee. No member of the compensation committee has any other business relationship or affiliation with us other than his or her service as a director.

Board and Committee Evaluations

The board of directors and each of its committees perform an annual performance evaluation, with each director performing a self-evaluation of his or her board and committee experiences. The nominating and corporate governance committee oversees the evaluation process and considers all methods of performing these evaluations. For the 2020 performance evaluation, we engaged outside counsel to conduct one-on-one interviews of each director to assist the board in its evaluations, which are designed, among other purposes, to identify any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience. We believe using outside counsel fosters candor, facilitates participation in the evaluation process and enables individual assessments of each director. Generally, the evaluation process described below is managed by outside counsel with assistance from our corporate secretary and oversight by the chair of the nominating and corporate governance committee to ensure the process remains as thorough and transparent as possible.

●	Organization and membership

●	Key responsibilities

●	Accountability and independence

●	Meetings, information and resources

Board Refreshment and Nomination Process

Board refreshment is important to our company. Before each annual meeting of stockholders, the nominating and corporate governance committee (i) assesses the composition and needs of the board as a whole, including with respect to diversity (and such matters are also the subject of full board discussions annually), (ii) rigorously evaluates all current directors, and (iii) considers the nomination of all directors whose terms expire at the next annual meeting of stockholders. The nominating and corporate governance committee also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the nominating and corporate governance committee may identify director candidates based on recommendations from the directors and executive officers and may engage the services of third-party search firms to assist in identifying or evaluating director candidates.

The board of directors considers director candidates based on a number of factors including:

●	whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

●	whether the candidate possesses the highest personal and professional ethics, integrity and values;
●	whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

●	whether the candidate has experience in areas important to the operations of our company;

●	whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

●	whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared to the current members of the board.

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. While diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates, we believe that diversity is a valuable component of an effective and dynamic board and will continue to make diversity an integral part of the board’s search for future directors. See “Corporate Responsibility—Corporate Governance and Ethical Business Practices—Enhancing Board Diversity” below. In general, a candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The nominating and corporate governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the board of directors. The board reviews the effectiveness of its director nominating policies annually.

The nominating and corporate governance committee successfully completed our most recent board refreshment process in 2020 with the appointment of Dr. Chin to serve as an independent director.

The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company. Director candidates submitted by our stockholders will be evaluated by the nominating and corporate governance committee on the same basis as any other director candidates. We did not receive any nominations of directors by stockholders for the 2020 annual meeting. Nominations must be addressed to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Other Matters—Stockholder Proposals.”

Board Leadership

The board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors annually will elect a chairman of the board, who may or may not be the chief executive officer of our company. Since our formation in 2010, Mr. Butcher has served as our chairman of the board and chief executive officer. Mr. Butcher is involved in our day-to-day operations and our strategic decision making at the board level. Based on its most recent review of our leadership structure and the needs of our company, the board believes that Mr. Butcher continuing to serve in these positions is optimal, because his service provides our company with strong, effective and consistent leadership.

If the chairman of the board and chief executive officer are the same person, our board of directors will annually elect a non-management and independent director to serve in a lead capacity, to coordinate the activities of the other non-management and independent directors and to perform any other duties and responsibilities that the board of directors may determine are advisable. Although this position is elected annually, it is generally expected that he or she will serve for more than one year. Mr. Guillemette has served as our lead independent director since 2015. The responsibilities of the lead independent director include (i) serving as liaison between the chairman and the independent directors, (ii) reviewing the type of information sent to the board, (iii) reviewing, in consultation with the chairman and others, agendas and board meeting schedules to determine whether sufficient time is allocated to agenda items, and (iv) holding the authority to call meetings of the independent directors.

In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors (eight of the nine members), exercises a strong, independent oversight function. This oversight function is enhanced by the audit, compensation and nominating and corporate governance committees being comprised entirely of independent directors. A number of board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The chairman of the board presides over all meetings of the stockholders and the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors.

Our lead independent director presides over all meetings of our board of directors where the chairman is not present, including executive sessions of the independent directors.

Director Resignation Policy

We have a majority voting standard for uncontested election of directors and a plurality standard for elections in which the number of director nominees exceeds the number of directors to be elected. Subject to the provisions of our charter related to preferred stock directors, pursuant to our bylaws, director nominees in uncontested elections of directors will be elected by the vote of a majority of the votes cast with respect to the director, which means that the number of votes cast for a director must exceed the number of votes cast against the director.

Our corporate governance guidelines require incumbent director nominees who fail to receive a majority of the votes cast to submit promptly a written offer to resign from the board of directors. The nominating and corporate governance committee will make a recommendation to the board of directors on whether to accept or reject the resignation. Taking into account the recommendation of the nominating and corporate governance committee, the board of directors will determine whether to accept or reject any such resignation within 90 days after the certification of the voting results, and we will report such decision in a current report on Form 8-K furnished to the SEC. A copy of our corporate governance guidelines is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Role of the Board in Risk Oversight

Overview

While risk management is primarily the responsibility of our senior management team, the board of directors plays an active role in overseeing our risk management processes and controls. The board of directors administers this oversight function directly, with support from the audit committee, the compensation committee and the nominating and corporate governance committee, each of which addresses risks specific to their respective areas of oversight. While the committees assume responsibilities to evaluate certain risks and oversee management’s plan regarding such risks, the full board of directors keeps itself regularly informed regarding such risks through committee and management reports.

Board of Directors

One of the key functions of the board of directors is informed oversight of our risk management process. The full board of directors has primary responsibility for overseeing and evaluating:

●      Strategic and operational risk management

●      Information security risks (see “—Information Security” below for more information)

●      Management and board succession planning (see “—Management Succession Plans” below for more information)

●      Risks related to the COVID-19 pandemic, including its impact on financial, real estate and investment markets and our acquisition strategies, property operations and human safety

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

●     Financial risks, including our guidelines and policies to govern the process by which risk assessment and management is undertaken

●     Compliance with legal and regulatory requirements

●     Internal audit function

● Risks related to our compensation policies and programs, including whether any compensation program has the potential to encourage excessive risk taking

●    Corporate governance risks, including an evaluation of whether our corporate governance guidelines are successful in preventing illegal or improper liability-creating conduct

●    ESG risks, including environmental sustainability risks, corporate social responsibility and related governance reporting

Senior Management Team
Our senior management team reviews and prioritizes significant risks, allocates resources for mitigation and provides the board of directors or the applicable committee with regular reports on potential risks facing our company, including our primary strategic, operational, information security, ESG, human resources, financial, legal, REIT and regulatory risks, and the measures we are taking to mitigate such risks.
Information Security Risks	Disclosure Risks	Environmental Risks

●     Our chief operating officer, to whom our data analytics and technology team (including information technology) reports, presents an information security update at each quarterly board of directors meeting. Aspects of information security are reviewed through internal audit.

●     See “—Information Security” below for more information.

	● Our disclosure committee, consisting of certain executives and senior employees, reports to our chief financial officer. Our disclosure committee meets at least quarterly and periodically as needed to ensure the accuracy, completeness and timeliness of our disclosure statements, and to evaluate the effectiveness of the design and operation of our disclosure controls and procedures.	● Our corporate responsibility committee, consisting of our general counsel, senior vice president–construction management and senior vice president–investor relations, administers our environmental stewardship efforts. In addition, our senior vice president–construction management, under the supervision of our director of real estate operations, is responsible for identifying, implementing and monitoring sustainability initiatives across our portfolio.

In addition to the board of directors’ review of risks applicable to our company generally, as discussed under the “—Board and Committee Evaluations” section above, the board of directors conducts an annual self-evaluation in order to evaluate its performance for the purpose of improving board and committee processes and effectiveness.

Information Security

As discussed above, the board of directors has the primary responsibility for overseeing our information security risk management. Our chief operating officer, to whom our data analytics and technology team (including information technology) reports, presents an information security update at each quarterly board of directors meeting. Aspects of information security are reviewed through internal audit.

We use third-party experts to review and test our information security systems, including regular penetration tests of our network. We also use third-party systems to monitor our information security continually. We maintain a cybersecurity insurance policy, and we conduct mandatory information security training for all employees several times a year and regularly test our employees for information security awareness and adherence to our information security recommendations.

To our knowledge, we have not experienced an information security breach in the last three years or otherwise.

Management Succession Plans

The board of directors oversees the recruitment, development, and retention of executive talent and reviews or discusses our management succession plans at least annually. Management succession is generally discussed throughout the year with the chief executive officer at board meetings and in executive sessions. Management succession discussions generally focus on the chief executive officer and other senior executive roles, but also include broader discussions about our employee workforce. The board of directors has regular and direct exposure to senior leadership and high-potential employees through board meetings held throughout each year. Our board of directors has framed and continues to evolve plans with an adaptable timeframe for orderly management succession.

In addition, in order to minimize the potential disruption to our company upon the unexpected resignation, termination, death, disability or other form of absence of our chief executive officer, the board of directors reviewed and approved a chief executive officer emergency succession policy (the “CEO Emergency Succession Policy”). The CEO Emergency Succession Policy is general in nature and is intended to provide the board and the nominating and corporate governance committee with contingency procedures upon a sudden succession of the chief executive officer.

Board Compensation for 2020

In 2020, we paid an annual cash fee of $50,000 to each of our non-management directors for services as a director, as well as an annual grant of equity with a value of approximately $100,000 at the time of grant. In 2020, we paid an additional annual cash fee of $25,000 to the lead independent director, an additional annual cash fee of $20,000 to the chair of the audit committee, an additional annual cash fee of $15,000 to the chair of the compensation committee and an additional annual cash fee of $12,500 to the chair of the nominating and corporate governance committee and any other committee of the board of directors. All members of the board of directors are reimbursed for their costs and expenses in attending our board meetings. Our directors have the option to receive fees in shares of common stock rather than in cash. The value of such shares of common stock is based on the 10-day average of the closing price of our common stock determined three days prior to the quarterly fee payment date. All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them in 2020. If a director is also one of our officers, we will not pay any compensation for services rendered as a director.

As mentioned above, we grant annual equity awards to our non-management directors. In addition, any non-management director who joins the board of directors in the future receives an initial grant of LTIP units upon the commencement of his or her service. The LTIP units granted annually vest on January 1 of the following year, subject to the recipient’s continued service as a director. LTIP units can be converted to common units of our operating partnership, STAG Industrial Operating Partnership, L.P. (our “operating partnership”), on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit.

The board of directors (or a duly formed committee thereof) may revise our non-management directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our non-management directors in 2020:

2020 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2)(3)	Total

Jit Kee Chin	$50,000	$99,992	$149,992
Virgis W. Colbert	$50,000	$99,992	$149,992
Michelle S. Dilley	$50,000	$99,992	$149,992
Jeffrey D. Furber	$65,000	$99,992	$164,992
Larry T. Guillemette	$75,000	$99,992	$174,992
Francis X. Jacoby III	$50,000	$99,992	$149,992
Christopher P. Marr	$62,500	$99,992	$162,492
Hans S. Weger	$70,000	$99,992	$169,992

(1)	All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them for their service in 2020. The aggregate numbers of shares of common stock earned by the independent directors for their service in 2020 were as follows: Dr. Chin, 1,764; Mr. Colbert, 1,764; Ms. Dilley, 1,764; Mr. Furber, 2,294; Mr. Guillemette, 2,647; Mr. Jacoby, 1,764; Mr. Marr, 2,205; and Mr. Weger, 2,471. These shares were issued based on the calculation previously disclosed in this proxy statement and are not indicative of the fair market value on the date the members received the shares.

(2)	As of December 31, 2020, the aggregate number of unvested LTIP units held by each independent director was as follows: Dr. Chin, 3,393; Mr. Colbert, 3,393; Ms. Dilley, 3,393; Mr. Furber, 3,393; Mr. Guillemette, 3,393; Mr. Jacoby, 3,393; Mr. Marr, 3,393; and Mr. Weger, 3,393. As of December 31, 2020, the aggregate number of LTIP units held by each independent director was as follows: Dr. Chin, 3,393; Mr. Colbert, 23,911; Ms. Dilley, 11,151; Mr. Furber, 39,052; Mr. Guillemette, 39,052; Mr. Jacoby, 39,052; Mr. Marr, 31,642; and Mr. Weger, 39,052.

(3)	Represents 3,393 LTIP units granted to each of Dr. Chin, Ms. Dilley and Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger on January 8, 2020. The dollar value is computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”). See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, for a discussion of our accounting of LTIP units and the assumptions used. The grant date fair value of each award granted on January 8, 2020 was $29.47.

CORPORATE RESPONSIBILITY

We are committed to having a robust corporate responsibility program that incorporates ESG strategies into our business to increase the sustainability and value of our portfolio. During 2020, we enhanced and refined our corporate responsibility program and related initiatives discussed below.

To provide a board-guided leadership structure to oversee and drive our ESG initiatives, in April 2020, we amended the charter of the nominating and corporate governance committee to add ESG oversight responsibilities, including (i) reviewing and making recommendations on our policies and practices concerning environmental sustainability, human rights and social responsibility (and related policies for tenants, communities and vendors), (ii) reviewing our environmental sustainability risk oversight and management, corporate and social responsibility and related governance reporting, and (iii) reviewing our performance metrics concerning environmental sustainability, human rights and social responsibility matters. For more information, see “Board of Directors and Its Committees—Board Committees—Nominating and Corporate Governance Committee” and “—Role of the Board in Risk Oversight” above.

During 2020, we added a “Corporate Responsibility” tab to the front page of our website at www.stagindustrial.com and an ESG section to our investor presentation (the most recent version of which is available on our website). In addition, in April 2020, the board of directors adopted new ESG policies and practices, including an Environmental Sustainability Policy, a Human Rights Policy and a Vendor Code of Conduct, each of which is discussed in more detail below and copies of which are available under the “Corporate Responsibility” section of our website at www.stagindustrial.com.

Environmental Sustainability

2020 Environmental Sustainability Overview

As the long-term owner of industrial buildings, we have a vested interest in making investments and working with our tenants to create a portfolio of industrial buildings with modern sustainable features that will continue to meet tenant demand and help our tenants run their operations as efficiently as possible.

We have made progress on environmental issues in four primary areas – (i) investments to garner energy savings, including modernization of lighting and HVAC equipment, (ii) installation of alternative energy generating systems, (iii) working with our tenants on utility consumption transparency, and (iv) conversion of our portfolio from non-reflective to reflective roofing. With respect to energy savings, we are working with our tenants to accelerate the replacement of inefficient equipment and, in doing so, generate significant electrical and natural gas cost savings, decrease resource consumption and increase the value of and return on our properties. These cost savings initially accrue to the tenants under our triple-net leases but will make our buildings more competitive and attractive to potential tenants when exposed to market conditions in future lease negotiations. In addition, when one of our buildings becomes vacant, we advance these cost-saving modernization efforts on our own initiative. With respect to alternative energy, the most promising technology for local power generation at our industrial sites is solar (photovoltaic). We have been aggressively pursuing solar panel installations in the states that are most receptive to these installations and, as of December 31, 2020, our properties hosted or were undergoing construction for solar projects with more than 25 megawatts capacity in aggregate. Through the terms in our standard lease agreement, we are also working to develop more transparency in the energy consumption at our buildings. In 2020, we have been recognized by the Institute for Market Transformation as a Green Lease Leader at the Gold level. We achieved this recognition by modifying our standard form of lease to require sharing of tenant utility usage so that we can identify those of our buildings that are outliers with respect to energy consumption. Our capital decisions are then prioritized based on where deployment would yield maximum utility savings. For reflective roofing, we continue to use white membranes in our re-roof projects exclusively. These white, or cool, roofs reflect sunlight and reduce heat load on our buildings, which allows our tenants to keep the buildings at comfortable temperatures while minimizing utility usage.

During 2020, we enhanced our environmental programs and related initiatives and achieved the following milestones and accomplishments:

2020 Environmental SUSTAINABILITY Highlights
3
Improved GRESB Rating	Green Lease Leader – Gold Level

In 2020, we achieved an improved score of ‘B’ from GRESB as a result of our 2020 public disclosure assessment. As of December 2020, we were ranked second out of the nine industrial companies rated by GRESB.

In 2020, in recognition of our form lease, which includes environmentally friendly provisions with an emphasis on energy efficiency to promote sustainability, we were recognized by the Institute for Market Transformation as a Green Lease Leader at the Gold level.

Reflective Roofing	Lighting Conversions
Since 2015, we have installed more than 16 million square feet of reflective roofing in our portfolio. This amounts to approximately 16% of the entire portfolio. As of December 31, 2020, more than 46% of our buildings benefit from reflective roofing.	As of December 31, 2020, we had fluorescent or LED lighting systems in more than 90% of our portfolio. Since 2016, we have replaced less efficient lights with LED systems in more than 14 million square feet of our portfolio. We actively pursue additional opportunities for upgrade across our properties.

Solar Panel Installations

We pursue solar energy opportunities in our portfolio nationwide and have executed contracts for solar development/leasing in multiple states. As of December 31, 2020, our properties hosted or were undergoing construction for solar projects with more than 25 megawatts capacity in aggregate and we had identified 15 additional projects expected to commence in 2021.

●     In June 2020, we announced the groundbreaking of solar installations on four properties in Massachusetts and one in New Jersey. The projects will deliver energy to the local electrical grid, ultimately powering homes and businesses. These systems will have an aggregate capacity of 8.5 megawatts, which will generate more than 10 million kilowatt hours of electricity annually — the equivalent of powering nearly 1,000 homes with solar.

●     In November 2020, we announced the groundbreaking of solar installations on a property in Illinois and a property in Massachusetts. These projects are part of community solar programs and will provide low-cost renewable energy to local homes and businesses. These systems have an aggregate capacity of 3.5 megawatts and will generate more than 4.4 million kilowatt hours of electricity annually — the equivalent of powering approximately 360 homes with solar.

●     In November 2020, we announced the groundbreaking of three solar installations on properties in Maryland. These three projects are part of Maryland’s community solar program and will provide low-cost renewable energy to local homes and businesses. The systems have an aggregate capacity of 11.6 megawatts and will generate more than 15 million kilowatt hours of electricity annually — the equivalent of powering nearly 1,500 homes. The installations include a 9.2 megawatt system on our Hampstead facility, which will be the country’s largest rooftop community solar project.

Environmental Sustainability Policy

In April 2020, the board of directors adopted an Environmental Sustainability Policy, which outlines our practices regarding understanding environmental risks and opportunities in our business and promoting greater tenant engagement and awareness and responsibility among our employees. A copy of our Environmental Sustainability Policy is available under the “Corporate Responsibility” section of our website at www.stagindustrial.com.

Tenant Engagement on Environmental Policies

With respect to the properties in our existing portfolio, we are committed to appropriate environmental stewardship, monitoring the performance of our responsible investments and measuring our progress toward improving the environmental footprint of our properties through the implementation of targeted environmental efficiency projects and equipment upgrades, such as solar panel systems and LED lighting. Each year, we conduct a tenant survey to provide an opportunity for tenants to provide feedback on their properties that they did not communicate during our physical visits each year. We also use the survey as an opportunity to remind tenants that we are willing to finance capital improvements that lead to energy savings and to promote our capital investment program, where we invest additional capital in the building and, to pay for the project, receive monthly payments from the tenant that are less than or equal to the monthly savings realized through execution of the project. This program allows for a more efficient building at similar or reduced monthly operational cost.

Environmental Considerations in Investment Decisions

We are a growth-oriented company, and much of our growth comes from acquisitions. Accordingly, we believe our environmental strategies are most effective if they influence how we price and purchase a building, rather than being restricted to incremental improvement of already-owned real estate. We employ responsible investing practices as part of our acquisition due diligence process. Where feasible, in considering potential acquisitions, we evaluate and underwrite building systems, equipment and technologies that improve efficiency and conserve natural resources.

Social Responsibility and Human Rights

We are committed to good corporate citizenship. This commitment to social responsibility and human rights extends to all, including employees, tenants, communities, investors, suppliers and visitors. Our mission is to extend our financial resources, time and core values and principles to improve our communities and to provide a work environment that attracts, develops and retains high-performing individuals and that treats employees with dignity and respect.

Human Rights Policy

To evidence our commitment to maintaining a work environment where every employee is treated with dignity and respect, is free from discrimination and harassment, and is allowed to devote their full attention and best efforts to performing their job to the best of their respective abilities, in April 2020, the board of directors adopted a Human Rights Policy. This new policy solidifies our core principles regarding equal opportunity, competitive compensation, ethical behavior, workplace safety, open and risk-free communication and legal compliance. These commitments align seamlessly with our pledge to provide a work environment that attracts, develops and retains top talent by affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement. A copy of our Human Rights Policy is available under the “Corporate Responsibility” section of our website at www.stagindustrial.com.

Employee Engagement

We continually assess and strive to enhance employee satisfaction and engagement. We regularly conduct internal and external surveys of our employees, many of whom have a relatively long tenure with our company, to measure our culture and our employees’ engagement. We chose to conduct these surveys to collect our employee’s feedback based on the recognition that they, more than any other stakeholder, best understand our culture. On an annual basis since 2016 and through 2019, we have participated in an employee engagement survey administered by a third party that provides employees an opportunity to share their perspectives on what is and is not working within our organization. In 2019, we participated in a second third-party survey of our employees designed to identify opportunities for improving employee engagement and business success. The results of the survey included benchmarking scores against comparably-sized businesses. In addition, in 2018, we conducted an internally-developed survey of our employees centered on culture (as opposed to engagement). We created the survey based on professional frameworks to assess and explore how our employees view our culture by archetype and to gain insight on what makes certain employees successful in our culture. Our employee survey results helped us better understand morale, satisfaction and engagement and have informed our strategies for improving company culture and communicating with our employees.

Diversity and Inclusion

We offer equal employment opportunities to all of our employees and seek to foster a diverse and vibrant workplace with employees who possess a broad range of experiences, backgrounds and skills. We are committed to promoting diversity and inclusion within our company culture and throughout our operations. We believe diversity in the workplace contributes to a more positive and inclusive environment. We are further committed to creating a respectful environment in which our employees can flourish. As part of that commitment, we endeavor to maintain a workplace free from discrimination or harassment on the basis of race, color, religion, creed, gender, gender identity or expression, sexual orientation, genetic information, national origin, ancestry, age, disability, military or veteran status, and political affiliate or activities, among others. We conduct training to prevent discrimination and harassment and monitor and address employee conduct.

Employee Compensation and Benefit Programs

We are committed to compensating our employees well and at competitive industry rates while, at the same time, monitoring our compensation programs to ensure that we are continuously attracting and retaining top talent. We also provide our employees with highly competitive health and wellness benefits, including medical, dental, vision, life and short-term disability insurance, with the premiums therefor entirely paid by us. We also offer flexible spending accounts for medical care, a program to pay commuting and office parking costs with pre-tax income and a competitive vacation policy, including paid holidays, personal time off and a variety of leave benefits.

Employee Training and Development

We believe that our employees’ training and development is critical to our long-term success. Our employees are offered regular opportunities to participate in personal growth and professional development programs and social or team building events. We believe that developing our employees through skill building, mentorship and educational opportunities fosters a more collaborative and sustainable work environment. We also recognize the importance of preparing employees for upward mobility and ensuring employees are capable of assuming other roles and responsibilities within the organization. We seek to identify and develop future leaders within our company and periodically review with our chief executive officer and board of directors the identity, skills and characteristics of those persons who could succeed to senior and executive positions. For additional information on our management succession plans, see “Board of Directors and Its Committees—Role of the Board in Risk Oversight—Management Succession Plans” above.

COVID-19 Business Continuity

We are committed to the health and safety of our employees and reducing their risk of exposure to COVID-19. Our response to the COVID-19 pandemic is a direct reflection of our commitment to our employee’s health, safety and well-being, as well our commitment to training and preparedness. In response to the outbreak of COVID-19 in the United States, we acted swiftly to protect the health and safety of our employees while also ensuring the continuity of operations. By mid-March 2020, we transitioned substantially all employees to working remotely with no disruption to our financial, operational, communications and other systems. Throughout the year, we communicated frequently with employees through manager, department and company-wide video and audio meetings, email correspondence and other forms of electronic communication to enhance transparency and encourage open dialogue between leadership and employees. In addition, we developed and distributed safety guides for voluntary office visits in addition to equipping offices with personal protective equipment and enhanced cleaning regimens.

Corporate Donations and Volunteering

We strive to collaborate with local non-profit organizations that provide opportunities to inspire and empower children and young adults. Our employees demonstrate their personal commitment by volunteering time and resources into these organizations that we believe will help children and young adults realize their potential and make an impact to future generations.

Charitable Action Committee

Early in our life as a public company, we established the CAC to promote quality interaction with our local community in Boston. The CAC is funded by our company and is managed by our volunteer employees with differing seniorities and responsibilities. We currently support several local and national charities through a combination of financial support (both direct and employee matching) and numerous employee volunteer activities (such as food and clothing distribution, habitat improvement, etc.) with a focus on supporting children, young adults, equality and social justice.

Charitable Action Fund

In November 2020, we announced the establishment of the Charitable Action Fund in cooperation with the Boston Foundation. The Charitable Action Fund will support our social responsibility endeavors, including promoting equality and inspiring children and young adults, particularly those at risk, to realize their potential and benefit future generations. The Charitable Action Fund was formed to be the predominant channel for our monetary charitable giving and will augment our ongoing company-wide volunteer programs. The Charitable Action Fund is a donor advised fund sponsored by the Boston Foundation, which is a non-profit organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Our executive officers will oversee the Charitable Action Fund, in conjunction with the CAC.

More information about our corporate donations and volunteer activities is available under “Social Responsibility” in the “Corporate Responsibility” section of our website at www.stagindustrial.com.

Corporate Governance and Ethical Business Practices

Corporate Governance Overview

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

Annual election of directors	✓
Majority voting standard for the election of directors (with a director resignation policy)	✓
Regular executive sessions of independent directors	✓
Independent board; eight of our nine directors are “independent” under NYSE rules	✓
Designation of lead independent director	✓
All members of the audit committee, compensation committee and nominating and corporate governance committee are “independent” under NYSE rules	✓
Four of the five members of the audit committee qualify as “audit committee financial experts” as defined by the SEC	✓
Diverse board of directors; two of our directors are female, one of whom is Asian, and one of our directors is Black/African American	✓
Annual board, committee and director self-evaluations, assisted by outside counsel	✓
Regular board review or discussion of management succession plans	✓
Stockholder ability to amend bylaws	✓
No stockholder rights plan (i.e., “poison pill”) without stockholder approval or ratification	✓
Opted out of Maryland control share acquisition and business combination statutes and may not opt back in without stockholder approval	✓
Robust stock ownership guidelines for directors and executive officers	✓
Anti-hedging and anti-pledging policies	✓
Code of business conduct and ethics for employees and directors	✓

For more information about the board of directors and its committees, including board elections, board leadership, director independence and board policies related to annual self-evaluations and oversight of risk management, see “Board of Directors and Its Committees” above.

Vendor Code of Conduct

We encourage all our vendors to join our commitment to moral and ethical standards in conducting their businesses, and to refrain from engaging in or tolerating any unethical, improper or immoral business practices, including, but not limited to, bribery, corruption, extortion, fraud or misrepresentation. To promote that effort, in April 2020, the board of directors adopted a Vendor Code of Conduct, which sets uncompromising vendor standards for fair and ethical business practices, safe labor conditions, respect for human rights and environmental stewardship. A copy of our Vendor Code of Conduct is available under the “Corporate Responsibility” tab of our website at www.stagindustrial.com.

Stockholder Engagement

Our management team participates in an active stockholder engagement process each year:

We provide institutional investors with many opportunities and events to provide feedback directly to our management team throughout the year, including formal events, one-on-one sessions and group meetings throughout the year. During 2020, our management team attended (in-person and virtually) seven investor conferences and numerous other individual investor meetings, where they met with approximately 112 institutional investors, representing approximately 22% of our outstanding common stock. These meetings covered a range of topics, including our financial condition and results of operations, our business investment, finance and operation strategies, our stock price performance, economic, industry and market trends, ESG policies, corporate governance and executive compensation and other matters. In addition to, and apart from, our regular investor meetings, we speak exclusively about executive compensation and corporate governance with a number of our investors each year.

We engage with stockholders throughout the year in order to:

●	provide visibility and transparency into our business, performance and corporate practices;

●	hear from our stockholders about issues that are important to them and their expectations for our company; and

●	assess emerging issues that may affect our business, inform our decision making, enhance our public disclosures and help shape our practices.

Our management team recognizes the benefits that come from this dialogue with our stockholders. Stockholder feedback is thoughtfully considered and has led to modifications in our ESG practices, executive compensation program and public disclosures.

Enhancing Board Diversity

We are committed to diversity and recognize the benefits of having a diverse board of directors. We view increasing diversity at the board level as essential to maintaining our competitive advantage and supporting the attainment of our strategic objectives. Not only does diversity promote the inclusion of different perspectives and ideas, and ensure that we have the opportunity to benefit from all available talent, but the promotion of a diverse board also makes prudent business sense and makes for better corporate governance. We believe that a truly diverse board will include and make good use of differences in the skills, regional and industry experience, background, race, gender, cultural and other distinctions between directors. These differences are considered in determining the optimum composition of our board. All board appointments are based on merit, in the context of the skills, experience, independence and knowledge which the board as a whole requires to be effective. As part of the annual performance evaluation of the effectiveness of the board of directors, board committees and individual directors (described above under “Board of Directors and Its Committees—Board and Committee Evaluations”), the nominating and corporate governance committee considers the balance of skills, experience, independence and knowledge of our company and the diversity representation of the board, including gender, ethnicity and race, how the board works together as a unit, and other factors relevant to its effectiveness.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that apply to all our executive officers. The stock ownership guidelines require that the chief executive officer and president own qualified securities equal to six times his or her annual base salary and the chief financial officer, chief operating officer and other executive officers own qualified securities equal to three times his or her annual base salary. Qualified securities include common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly. Newly appointed executive officers will have up to five years to comply with the stock ownership guidelines. All of our executive officers are in compliance with the stock ownership guidelines.

In addition, we have adopted stock ownership guidelines that apply to all non-management members of the board of directors. The stock ownership guidelines require that the non-management members own qualified securities equal to five times their annual cash retainer. Qualified securities include common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly. Newly appointed non-management members of the board of directors have up to five years to comply with the stock ownership guidelines. All of our non-management members of the board of directors are in compliance with our stock ownership guidelines.

Prohibition Against Hedging and Pledging

Our insider trading policy prohibits our officers, directors, employees and their respective family members from, among other prohibited activities, directly or indirectly engaging in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws.

The insider trading policy prohibits our officers, directors, employees and their respective family members from, among other prohibited activities, (i) directly or indirectly engaging in strategies using puts, calls, equity swaps or other derivative securities on an exchange or in any other market in order to hedge or offset any decreases in the market value of any directly or indirectly owned securities of the company, (ii) engaging in short sale transactions or forward sale transactions or any short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws, and (iii) pledging our securities as collateral for a loan or otherwise using our securities to secure a debt, including through the use of traditional margin accounts with a broker.

Other Corporate Governance Matters

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a code of business conduct and ethics and corporate governance guidelines that apply to all of our executive officers and employees and each member of the board of directors. The corporate governance guidelines provide the framework for the governance of our company and represent the board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The corporate governance guidelines direct the board of director’s actions with respect to, among other things, board composition and director qualifications, selection of our chief executive officer, chairman of the board and lead independent director, composition of the board’s standing committees, director resignation policy, executive sessions, stockholder communications with the board, management succession planning and the board’s annual performance evaluation.

Within the time period required by the SEC, we will disclose on our website any amendment to the code of business conduct and ethics and any waiver applicable to any director, executive officer or senior financial officer of any provision of the code of business conduct and ethics that would otherwise be required to be disclosed under the rules of the SEC or NYSE.

Copies of the code of business conduct and ethics and corporate governance guidelines are available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com. Copies of such documents are also available in print to any stockholder who requests them. Requests should be sent STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

Related Party Transactions

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all related party transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. See “Certain Relationships and Related Party Transactions.”

Conflicts of Interests

Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors. Our policies provide that any transaction involving us in which any of our directors or officers has a material interest must be approved by a vote of a majority of our disinterested directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer, who will then seek guidance from the board of directors. In addition, our corporate governance guidelines require that each member of the board of directors consult the chairman of the board in advance of accepting an invitation to serve on another company’s board should there be a possible conflict and notify the nominating and corporate governance committee in writing of the outcome. Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests. If a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel before making any decisions regarding the conflict.

Communication with the Board of Directors, Independent Directors and the Audit Committee

The board of directors may be contacted by any party via mail or e-mail at the addresses listed below:

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

boardofdirectors@stagindustrial.com

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. The presiding director of independent executive sessions of directors is the lead independent director, and the lead independent director may be contacted by any party via mail or e-mail at the addresses listed below:

Lead Independent Director

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

leadindependentdirector@stagindustrial.com

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls. The audit committee may be contacted by any party via mail or e-mail at the addresses listed below:

Chairman

Audit Committee

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

auditcommittee@stagindustrial.com

Alternatively, anyone may call our whistleblower hotline toll-free at (877) 472-2110. A copy of our whistleblower policy is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of the compensatory policies and decisions. Our “named executive officers” during 2020 were:

●	Benjamin S. Butcher, Chief Executive officer, President and Chairman of the Board of Directors
●	William R. Crooker, Executive Vice President, Chief Financial Officer and Treasurer
●	Stephen C. Mecke, Executive Vice President and Chief Operating Officer
●	Jeffrey M. Sullivan, Executive Vice President, General Counsel and Secretary
●	David G. King, Executive Vice President and Director of Real Estate Operations

Executive Summary

2020 Say-On-Pay Vote

At the 2020 annual meeting of stockholders, approximately 97.4% of the votes cast in the advisory vote on the 2019 compensation of our named executive officers were in favor. The compensation committee considered these voting results as supportive of the committee’s general executive compensation practices.

2020 Business Highlights

During 2020, we continued to deliver strong operating and financial results, while creating significant long-term value for our stockholders. Key highlights include the following:

●	Our balance sheet enables capital access and liquidity and facilitates our strategic growth. As of December 31, 2020, our ratio of net debt to total real estate cost basis was approximately 32.4% and our ratio of total long-term indebtedness to total enterprise value was approximately 25.0%. In addition, during 2020, we (i) raised equity capital of approximately $439.3 million through follow-on common stock offerings (including net proceeds received upon physical settlement of certain forward sales agreements), (ii) maintained two investment grade ratings from nationally recognized statistical rating agencies, and (iii) paid a monthly dividend on shares of our common stock at an annualized rate of $1.44 per share, which represents a dividend yield of approximately 4.6% based on the year-end closing stock price of $31.32.

●	Our acquisition platform and process create significant external growth. Since our initial public offering in 2011, as of December 31, 2020, we have deployed almost $5.5 billion of capital, representing the acquisition of 487 buildings totaling approximately 101.1 million rentable square feet. During 2020, we acquired 48 buildings totaling approximately 9.9 million rentable square feet for a total purchase price of approximately $775.8 million.

●	Despite facing challenges related to the COVID-19 pandemic, we continue to execute on our operational goals and maintained strong occupancy and rent collections during the year. We (i) achieved an occupancy rate of 96.9% on the total portfolio and 97.2% on the operating portfolio as of December 31, 2020, and (ii) collected 99.6% of base rental billings for the year ended December 31, 2020 (as of February 10, 2021), representing one of the highest collection rates in our industry.

●	Our investment strategy and execution generate significant cash flow growth and earnings growth. For the year ended December 31, 2020:

°	Net income was approximately $206.8 million as compared to net income of approximately $50.7 million in 2019, a decrease of approximately 307.9%. These amounts included approximately $135.7 million and $7.4 million, respectively, of gain from sales of properties in 2020 and 2019. Excluding gain from sales of properties, our net income increased approximately 64.2% from 2019 to 2020.

°	FFO was approximately $291.1 million as compared to FFO of approximately $238.2 million in 2019, an increase of approximately 22.2%.

°	NOI was approximately $394.1 million as compared to NOI of approximately $330.8 million in 2019, an increase of approximately 19.3%.

●	Our operating and financial performance has translated into significant stockholder returns. We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused on long-term value creation. As of December 31, 2020, our TSR performance has been +33.4% over three years, +122.3% over five years and +126.9% over seven years. We have outperformed the MSCI US REIT index over the three-year, five-year and seven-year periods. We also outperformed the S&P 500 Index over the five-year period (the S&P 500 Index returned 48.9% and 134.0% over the three- and seven-year periods, respectively).

●	Our short-term (2020) stockholder return performance has been in line with the performance of our peer groups. Our TSR for 2020 was 4.2%, which placed us at approximately the 39th percentile, the 62nd percentile and the 74th percentile in our 2020 industry peer group, our 2020 size-based peer group and the group of companies constituting the MSCI US REIT index, respectively.

Please refer to Appendix A attached hereto for certain definitions and reconciliations of FFO and NOI to the nearest measure under GAAP.

Executive Compensation Program Highlights

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

The key components of compensation are designed to be flexible and complementary and to support, collectively, the goals and objectives of our executive compensation program. Below are certain features of our executive compensation program, which reflect our commitment to a pay-for-performance compensation structure:

●	A substantial majority of executive officer compensation is tied to our performance and is not guaranteed. The compensation committee sets clear goals for company performance and differentiates certain elements of compensation based on individual achievement.

●	Two of the primary components of our executive compensation program are annual cash incentive bonuses and long-term equity awards, which consist of up to 40% of grant date value in LTIP units subject to multi-year vesting and 60% or more of grant date value in performance units.

°	Annual cash incentive bonuses – The annual cash incentive bonuses vary according to performance and are not guaranteed.

o	LTIP units – In the absence of stock price appreciation, LTIP units will not have value beyond distributions actually paid. Unlike common stock, LTIP units lack an immediate liquidation value upon grant and present the risk of never achieving a liquidation, or sale, value.

o	Performance units – The ultimate value of the performance units depends on our TSR over a three-year period compared to both relative returns (TSR vs. three benchmarks) and an absolute return (as a condition for higher levels of value). The performance units are intended as an additional long-term incentive designed to align the executive officers’ interests more closely with those of the stockholders.

●	Our heavy reliance on company financial and operational performance as performance metrics reflects the committee’s belief that the company should require a uniform commitment to corporate success from all of its senior officers, irrespective of their office. A relatively small portion of pay is not dependent on company performance. Annual base salaries for our executive officers are intended to be less than 25% of total compensation.

●	We measure performance against multiple metrics and multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single performance metric or peer index.

Below are additional features of our current executive compensation practices – both the practices we believe drive performance and the practices we have not implemented because we do not believe they would serve the stockholders’ long-term interests:

What We Do	What We Don’t Do

✓ We mitigate undue risk, including utilizing retention provisions, multiple performance targets, and robust board and management processes to identify risk.

✓     We tie pay to performance by linking a majority of equity compensation and total compensation to the achievement of financial and operational goals.

✓     We require strong, positive TSR (25% or greater) as a condition to higher pay outs under performance units; relative TSR performance below the 30th percentile would result in no payout under the performance units.

✓     The 2011 Equity Incentive Plan generally requires a minimum one-year vesting period for stock options and stock appreciation rights.

✓     We have reasonable post-employment and change of control provisions. Our employment agreements generally provide for cash payments after a change of control only if an employee is also terminated within one year (a double-trigger).

✓     We provide only modest perquisites that have a sound benefit to our business.

✓     The compensation committee benefits from its utilization of an independent compensation consulting firm.

✓    We have stock ownership guidelines for executive officers and directors.

✗     We do not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to our company.

✗      We do not guarantee annual base salary increases or bonuses of a minimum amount (bonuses can be zero). We do not provide uncapped bonuses.

✗      The 2011 Equity Incentive Plan prohibits liberal share recycling. We may not reuse shares withheld or delivered to satisfy tax withholdings or an option’s exercise price. We also may not use “net share counting” in the exercise of stock appreciation rights.

✗     We do not reprice stock options or stock appreciation rights without stockholder approval. The exercise price of stock options and the base price of stock appreciation rights may not be less than the grant date fair market value of our common stock.

✗     Our employment agreements do not include tax gross-up provisions with respect to payments contingent upon a change of control. We do not have pension plans.

✗     We do not distribute dividends on unearned performance unit awards.

✗     The independent compensation consulting firm did not provide any services to us not related to compensation or succession planning and executive assessments.

✗     Our insider trading policy prohibits hedging and pledging of our common stock by executive officers and directors.

2020 Changes to Our Equity Incentive Compensation Program

Historically we have issued performance units to our executive officers that may settle in shares of common stock (or other securities) depending on our relative TSR performance over a three-year measuring period compared to three benchmarks: (i) the TSR of companies in an industry peer group, (ii) the TSR of companies in a size-based peer group, and (iii) the TSR of companies in a major real estate company stock index. The performance units also have a significant absolute TSR as a condition to higher settlement, or payout, levels.

In connection with the adoption of our redesigned executive compensation program in 2019, the compensation committee determined that, effective for the performance units to be issued after year-end 2019, the threshold for a target payout would be increased from the 50th percentile to the 55th percentile. The compensation committee further determined that other terms of the performance units would be substantially similar to the terms of our historical performance units.

Below are the key terms of the new performance unit awards:

✓ Performance units will have zero value (no payout) for performance below the 30th percentile

✓ Must outperform to earn target award; threshold for target payout is the 55th percentile

✓ Must achieve a cumulative 25% absolute TSR to receive a payout above target on 50% of the award

The compensation committee specifically considered whether the performance units should pay out above target or otherwise in instances where we have had strong relative TSR performance but a negative absolute TSR (i.e., outperformance among the three peer groups when they have had overall negative performance). The compensation committee continues to believe that competitive pay practices require that executive officers be compensated at a reasonable level for outperforming peers in difficult economic environments, even if absolute TSR is negative. In this regard, the compensation committee took note of the following:

●	by the terms of the award agreements, half of the performance units cannot pay above target without a 25% or greater positive absolute TSR (i.e., a positive absolute TSR below 25% would result in no more than target for half of the performance units);

●	stockholders with whom we met with during a previous compensation and governance-focused outreach effort, with one exception, either expressly supported or did not object to the degree to which payouts under the performance units depended on relative TSR;

●	in our regular, year-long engagement with stockholders, none expressed concern about performance unit pay outs in the case of substantial relative TSR outperformance (75th percentile or greater) but negative absolute TSR; and

●	in the case of negative absolute TSR over the measuring period, the value of any settlement of the performance units would necessarily be less than the same settlement at the grant date stock price and the executive would experience an appropriate value decrement as a stockholder.

Executive Compensation Objectives and Philosophy

Objectives of Our Executive Compensation Program

The compensation committee’s overarching goal is to attract and maintain an excellent executive management team that enhances stockholder value over the long term. The executive compensation program is, therefore, designed to provide substantial incentives to focus executive management’s efforts accordingly. The compensation program also is designed to encourage and reward executives who contribute to company performance goals and TSR performance by successfully executing the company’s business strategy, providing thoughtful and creative stewardship and exhibiting outstanding performance. The specific objectives of the compensation program are to:

●	align the interests of executive officers with the interests of stockholders;

●	encourage and maintain a performance-driven company culture;

●	provide the compensation committee with the flexibility and discretion to adjust executive compensation to appropriately reflect both individual circumstances and variable business conditions; and

●	attract and retain talented and experienced executive officers.

Pay-for-Performance Philosophy

Consistent with these objectives, executive compensation for 2020 was heavily weighted toward (i) company financial and operational performance metrics for bonuses and (ii) TSR for long-term equity incentives. We believe that the executive compensation program supports these objectives by providing the named executive officers with a multi-faceted compensation package, comprising a base salary, the opportunity to earn an annual cash incentive bonus and equity awards under the 2011 Equity Incentive Plan.

The graph below illustrates our long-term pay-for-performance alignment by comparing our chief executive officer’s total direct compensation to our TSR (indexed to a base date of December 31, 2015) for the past five years.

The compensation reported in this graph differs from compensation reported in the summary compensation table. The graph above aligns the value of equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted. For example, compensation earned in any given year includes the fair value, as of the vesting date, of LTIP units that vested during the year, rather than the fair value, as of the grant date, of LTIP units granted in the year. As another example, compensation in 2019 includes the fair value of the LTIP units issued in satisfaction of the outperformance plan interests granted in 2016.

Final Results of 2018 Performance Units – Alignment of Pay and Performance

In January 2018, we issued performance units under the 2011 Equity Incentive Plan, which provided each executive officer the opportunity to earn a target number of awards as determined by our relative and absolute TSR performance over a three-year performance period compared to pre-established quantitative performance metrics. The following table shows the performance metrics and ultimate 140.7% achievement for the performance units at the completion of the three-year performance period from January 1, 2018 through December 31, 2020.

Benchmark	Performance Metrics				Performance Result(1)	Metric Payout Percentage	Weighting	Calculated Payout Percentage(2)
	30th Percentile	50th Percentile	75th Percentile	95th Percentile
Size-Based Peer Group	50% earned	100% earned	200% earned	N/A	52nd percentile	109.3%	25%	27.3%
Industry Peer Group	50% earned	100% earned	200% earned	N/A	32nd percentile	54.6%	25%	13.7%
MSCI US REIT Index(3)	50% earned	100% earned	200% earned	300% earned	75th percentile	199.4%	50%	99.7%

					Total Calculated Payout Percentage:			140.7%

(1)       Rounded to the nearest whole percentile.

(2)       Excludes deemed dividend shares.

(3)       Awards above 100% for this benchmark require us to achieve a minimum absolute TSR of 25%. Our absolute TSR for the performance period from January 1, 2018 through December 31, 2020 was 29.2%.

A comparison of this result to prior years illustrates the true variability of our long-term equity incentive compensation program. The total percentage of target achieved for the 2016-2018 and 2017-2019 performance units was 263% and 166%, respectively.

How We Determine Executive Compensation

The compensation committee determines compensation for the named executive officers and currently has five independent directors, Ms. Dilley and Messrs. Colbert, Furber, Guillemette and Weger. The compensation committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to the named executive officers pursuant to the 2011 Equity Incentive Plan. The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

The initial compensation arrangements with the named executive officers were determined in negotiations with each individual executive officer and were formalized in the executive officers’ employment agreements, as described below in “Potential Payments Upon Termination or Change in Control—Employment Agreements.” In making compensation decisions for 2020, the compensation committee evaluated the performance of our chief executive officer and, together with our chief executive officer, assessed the individual performance of the other named executive officers. The compensation committee also reviewed market-based compensation data provided by its independent compensation consultant, FPL Associates, L.P. (“FPL”), and from data publicly available from other sources such as the National Association of Real Estate Investment Trusts (“Nareit”).

Engagement of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies. The compensation committee has sole authority to hire, terminate and set the terms of any future engagement of FPL or any other compensation consultant.

For compensation advice in 2020, the compensation committee engaged FPL, an independent compensation consulting firm, to provide market-based compensation data to assist the committee in the implementation of our comprehensive executive compensation program. In connection with these efforts, FPL prepared for the compensation committee reports that included compensation analyses for each executive position, an analysis of a recommended peer group for the company and a description of the methodology used to provide the compensation analyses. FPL researched competitive market practices, reviewed the proxy statements of its recommended peer group and checked its own proprietary information data bases. The compensation committee reviewed the peer group compensation analyses and methodology provided to the company and approved the 2020 executive compensation program.

Peer Groups

Our focus on single tenant industrial properties that represent relative value is uncommon, making the identification of directly comparable companies difficult. For the 2020 performance units, FPL recommended 12 publicly-traded REITs with diverse investment focuses and with implied equity market capitalizations roughly comparable to our equity market capitalization (the “size-based peer group”). The companies in the size-based peer group are listed below:

CoreSite Realty Corporation	Pebblebrook Hotel Trust	Rexford Industrial Realty, Inc.
EastGroup Properties, Inc.	Physicians Realty Trust	STORE Capital Corporation
First Industrial Realty Trust, Inc.	PS Business Parks, Inc.	Terreno Realty Corporation
Lexington Realty Trust	QTS Realty Trust, Inc.	Xenia Hotels & Resorts, Inc.

For the 2020 performance units, the compensation committee also used a group of eight companies that primarily own industrial and/or single-tenant real estate (the “industry peer group”). The companies in the industry peer group are listed below:

Duke Realty Corporation	Monmouth Real Estate Investment Corporation
EastGroup Properties, Inc.	PS Business Parks, Inc.
First Industrial Realty Trust, Inc.	Rexford Industrial Realty, Inc.
Lexington Realty Trust	Terreno Realty Corporation

For more information regarding how the compensation committee used both the size-based peer group and the industry peer group to determine the 2020 performance units, see “—Equity Incentive Compensation Program—Performance Units.”

Key Elements of Executive Compensation

The following table summarizes the key elements of our executive compensation program for the named executive officers and each element’s program objectives, including annual cash compensation and equity awards. A more detailed discussion of each element of our executive compensation program follows this table. We established our bonus performance metrics early in 2020, before the COVID-19 crisis, and we did not adjust those performance metrics or otherwise make changes to our executive compensation program in response to the unprecedented pandemic.

Element	Description	Objectives
Annual Cash Compensation
Annual Base Salary	Fixed cash compensation. Reviewed and adjusted periodically.

●   Attract and retain executives

●   Provide steady source of income sufficient to permit executives to focus effectively on their professional responsibilities

●   Help ensure that total cash compensation is competitive but not in excess of market

Annual Cash Incentive Bonus Program	“At risk” variable cash compensation based on company performance goals and individual performance goals.	● Encourage executives to achieve annual company and individual performance goals ● Align executives’ interests with the stockholders’ interests
Equity Incentive Compensation Program
LTIP Units	Awards vest in equal installments over multi-year periods, subject to continued service. Value of the award is “at risk” since (i) the award may never have any liquidation value in the absence of sufficient stock price appreciation, and (ii) the value fluctuates with the company’s common stock price. LTIP unit awards should generally constitute approximately 40% or less of total annual equity incentive compensation.	● Promote long-term equity ownership by executives ● Encourage the retention of executives ● Align executives’ interests with the stockholders’ interests
Performance Units	“At risk” variable equity compensation based on company performance over three-year performance period. Awards are paid in common stock or LTIP units. Performance units should generally constitute approximately 60% or more of total annual equity incentive compensation.	● Encourage executives to achieve long-term company performance goals ● Align executives’ interests with the stockholders’ interests ● Attract and retain executives

Annual Base Salary

Annual base salary provides a minimum level of compensation commensurate with an experienced and motivated individual of the appropriate caliber and background to perform an executive officer’s job. It should be benchmarked to current market rates to ensure that we are able to attract new executive officers, if necessary. Base salary levels are intended to provide a steady source of income sufficient to permit these officers to focus effectively on their professional responsibilities. Base salaries of the named executive officers are reviewed and may be adjusted periodically by the compensation committee. No formulaic base salary increases are provided to the named executive officers. The compensation committee has determined that executive officers’ salaries should generally constitute less than 25% of total annual compensation.

Annual Cash Incentive Bonus Program

The annual cash incentive bonus program is intended to compensate the named executive officers for achieving annual company performance goals and individual performance goals. The compensation committee believes that incentive cash compensation is central to the attainment of the executive compensation program’s objectives. Annual cash incentive bonuses encourage the named executive officers to achieve company performance goals, which fosters a performance-driven company culture that aligns the executives’ interests with the stockholders’ interests.

The annual cash incentive bonus program allows our executive officers to earn from 0% to either 150% or 187.5% (depending on the executive officer) of base salary based on various pre-defined and pre-weighted annual company and individual performance goals established by the compensation committee (at least 80% of which are objective, calculable company performance measurements). Individual performance goals are assessed subjectively and are focused, depending on position, on matters such as process efficiencies, capital transactions, investor relations activities, rollover rent and retention results, achievement of department initiatives and others.

The table below provides a summary of our annual cash incentive bonus program, including the 2020 performance goals and their relative weighting:

Annual Cash Incentive Bonus Program

Performance Metrics	80% Corporate Performance Goals 50% Core FFO per Share 10% Acquisition Volume 10% Net Debt to Run Rate Adjusted EBITDAre 10% Same Store Cash NOI Growth 20% Individual Performance Goals

Performance Bandwidths	Defined performance bandwidths based on percentage of base salary:
	CEO: Threshold - 62.5% Target - 125% Maximum -187.5%	Other NEOs: Threshold - 50% Target - 100% Maximum - 150%

Each performance goal was assigned a weighting relative to the other annual performance goals. Results between threshold and target or between target and maximum will be based on linear interpolation. Performance below threshold earns 0%, and performance above the maximum is capped at the maximum level (no additional amounts are paid for exceeding the maximum performance goal). The total annual cash incentive bonus earned by an executive officer is the sum of the weighted annual incentive amounts earned with respect to each goal. As discussed in more detail below under “—Company Performance Goals—Acquisition Volume,” the compensation committee did not adjust the 2020 performance goals in response to the unprecedented COVID-19 pandemic.

Company Performance Goals

For 2020, 80% of the annual cash incentive bonuses was based on the following company performance goals:

Core FFO per Share

FFO is a widely recognized measure of the performance of REITs. We calculate FFO in accordance with the standards established by Nareit. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating buildings, impairment write-downs of depreciable real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs and fair market value of debt adjustment) and after adjustments for unconsolidated partnerships and joint ventures. “Core FFO” excludes transaction costs, amortization of above and below market leases, net, loss on extinguishment of debt, gain (loss) on involuntary conversion, gain (loss) on swap ineffectiveness, and non-recurring other expenses. We believe that Core FFO, which excludes items that by their nature are not comparable from period to period and tend to obscure actual operating results, is useful to compare our operating performance over a given time period to that of other companies and other time periods in a consistent manner.

With the 50% weighting of the Core FFO per Share component, our chief executive officer can earn between 31.3 percentage points (at the threshold level) and 93.8 percentage points (at the maximum level) and our other named executive officers can earn between 25.0 (at the threshold level) and 75.0 (at maximum level) under this performance goal component. As shown in the chart below, for 2020, our Core FFO per Share, assuming bonuses were paid at target levels, was $1.90, or 0.5% greater than the target Core FFO per Share goal. As a result, our chief executive officer earned 72.9 percentage points and the other named executive officers earned 58.3 percentage points under the Core FFO per Share performance goal component. See the table below under “—2020 Company Performance Results” for more detail on the calculation.

Acquisition Volume

We are a growth-oriented company, and much of our growth is external, from acquisitions. Moreover, a significant portion of our employees and resources are directed toward acquisitions. Accordingly, our annual Acquisition Volume measures one of our core operations.

With the 10% weighting of the Acquisition Volume component, our chief executive officer can earn between 6.3 percentage points (at the threshold level) and 18.8 percentage points (at the maximum level) and our other named executive officers can earn between 5.0 (at the threshold level) and 15.0 (at maximum level) under this performance goal component. As shown in the chart below, for 2020, our Acquisition Volume was approximately $775.8 million, which was below the threshold Acquisition Volume goal. Due to the COVID-19 pandemic, related government shutdowns and other actions, the reactions of various market participants and the uncertainty of the pandemic’s effects on pricing and leasing, for a full quarter of the year we were limited in our ability to source, underwrite and complete acquisitions. Despite this, we made significant efforts once acquisition market activity resumed that resulted in a near achievement of our Acquisition Volume goal. The compensation committee deliberated as to whether to adjust the Acquisition Volume goal in light of the challenges created by the COVID-19 pandemic, including whether to evaluate the metric on an annualized basis, which would have resulted in a payout under this performance component. Ultimately, the compensation committee concluded that maintaining the Acquisition Volume goal, as originally established, was appropriate. As a result, our named executive officers did not earn any percentage points under the Acquisition Volume performance goal component. See the table below under “—2020 Company Performance Results” for more detail on the calculation.

Net Debt to Run Rate Adjusted EBITDAre

We define “Net Debt” as our total long-term indebtedness less cash and cash equivalents on hand. We define “EBITDAre” in accordance with the standards established by Nareit. EBITDAre represents net income (loss) (computed in accordance with GAAP) before interest income and expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. “Adjusted EBITDAre” further excludes transaction costs, termination income, solar income, revenue associated with one-time tenant reimbursements of capital expenditures, straight-line rent adjustments, non-cash compensation expense, amortization of above and below market leases, net, gain (loss) on involuntary conversion, loss on extinguishment of debt, and other non-recurring items. “Run Rate Adjusted EBITDAre” is Adjusted EBITDAre plus incremental Adjusted EBITDAre adjusted for a full period of acquisitions and dispositions. Run Rate Adjusted EBITDAre does not reflect our historical results and does not predict future results, which may be substantially different. We believe that EBITDAre, Adjusted EBITDAre and Run Rate Adjusted EBITDAre are helpful to investors as supplemental measures of the operating performance of a real estate company because they are direct measures of the actual operating results of our properties. We also use these measures in ratios to compare our performance to that of our industry peers, such as Net Debt to Run Rate Adjusted EBITDAre, which we view as an important measurement of the strength of our balance sheet, the strength or riskiness of our earnings and our ability to withstand negative economic trends such as a decrease in our stock price.

With the 10% weighting of the Net Debt to Run Rate Adjusted EBITDAre component, our chief executive officer can earn between 6.3 percentage points (at the threshold level) and 18.8 percentage points (at the maximum level) and our other named executive officers can earn between 5.0 (at the threshold level) and 15.0 (at maximum level) under this performance goal component. As shown in the chart below, for 2020, our Net Debt to Run Rate Adjusted EBITDAre was 4.6x, or 3.2% better than the maximum Net Debt to Run Rate Adjusted EBITDAre goal. As a result, our chief executive officer earned 18.8 percentage points and the other named executive officers earned 15.0 percentage points under the Net Debt to Run Rate Adjusted EBITDAre performance goal component. See the table below under “—2020 Company Performance Results” for more detail on the calculation.

Same Store Cash NOI Growth

Same Store Cash NOI Growth is a measurement of our internal growth and a primary financial measure for evaluating the core operating performance of our properties. We define “NOI” as rental income, including reimbursements, less property expenses, which excludes depreciation, amortization, loss on impairments, general and administrative expenses, interest expense, interest income, transaction costs, gain (loss) on involuntary conversion, loss on extinguishment of debt, gain on sales of rental property, and other expenses. We define “Cash NOI” as NOI less straight-line rent adjustments and less intangible amortization of above and below market leases, net. We believe that NOI and Cash NOI are appropriate supplemental performance measures because they help investors and management understand the core operations of our buildings. Comparing Cash NOI on a “same store” basis (i.e., looking at the exact same set of stabilized properties over the periods being compared) allows for an apples-to-apples comparison. We also exclude lease termination fees, solar income and revenue associated with one-time tenant reimbursements of capital expenditures when calculating Cash NOI on a “same store” basis.

With the 10% weighting of the Same Store Cash NOI Growth component, our chief executive officer can earn between 6.3 percentage points (at the threshold level) and 18.8 percentage points (at the maximum level) and our other named executive officers can earn between 5.0 (at the threshold level) and 15.0 (at maximum level) under this performance goal component. As shown in the chart below, for 2020, our Same Store Cash NOI Growth was 1.7%, or 13.3% greater than the target Same Store Cash NOI Growth goal. As a result, our chief executive officer earned 15.0 percentage points and the other named executive officers earned 12.0 percentage points under the Same Store Cash NOI Growth performance goal component. See the table below under “—2020 Company Performance Results” for more detail on the calculation.

2020 Company Performance Results

In January 2021, the compensation committee evaluated our performance against the company performance goals, which are set forth in the table below.

Performance Metrics (Weighting)	Percentage Points Available			Performance Goals			Percentage Points Earned (CEO / Other NEOs)
	Threshold (CEO / Other NEOs)	Target (CEO / Other NEOs)	Maximum (CEO / Other NEOs)	Threshold	Target	Maximum
Core FFO per Share (50%)	31.3 / 25.0	62.5 / 50.0	93.8 / 75.0	$1.86	$1.89	$1.92	72.9 / 58.3 (33rd percentile between target and maximum)
Actual $1.90
Acquisition Volume (10%)	6.3 / 5.0	12.5 / 10.0	18.8 / 15.0	$800 million	$900 million	$1 billion	0.0 / 0.0 (below threshold)
Actual $775.8 million
Net Debt to Run Rate Adjusted EBITDAre (10%)	6.3 / 5.0	12.5 / 10.0	18.8 / 15.0	6.00x	5.38x	4.75x	18.8 / 15.0 (above maximum)
Actual 4.60x
Same Store Cash NOI Growth (10%)	6.3 / 5.0	12.5 / 10.0	18.8 / 15.0	1.0%	1.5%	2.0%	15.0 / 12.0 (40th percentile between target and maximum)
Actual 1.70%

			Total Percentage Points Earned (CEO / Other NEOs):				106.7 / 85.3

Individual Performance Goals

For 2020, 20% of the annual cash incentive bonuses was based on the compensation committee’s (and the chief executive officer’s with respect to the other named executive officers) assessment of the following individual goals, as well as performance in the context of the COVID-19 pandemic:

●	with respect to Mr. Butcher, the overall success of the company and succession planning;

●	with respect to Mr. Crooker, acquisition activity, process efficiencies (accounting, corporate finance and modeling), our balance sheet (equity and debt transactions, costs of transactions, maturity schedule, etc.) and fixed charge coverage ratio, our ratings process, investor relations matters, accounting accuracy and compliance with the requirements of the Sarbanes-Oxley Act of 2002, and achievement of department initiatives;

●	with respect to Mr. Mecke, process efficiencies, achievement of certain other officers’ individual goals, information security and achievement of department initiatives;

●	with respect to Mr. Sullivan, process efficiencies (legal and credit), responsiveness to asset management and acquisitions, scalability of the legal and credit departments, corporate governance developments and the achievement of department initiatives; and

●	with respect to Mr. King, process efficiencies (asset management and markets), rollover rental rates and retention results, disposition success (particularly opportunistic sales), sustainability initiatives and achievement of department initiatives.

With the 20% weighting of the individual performance component, our chief executive officer can earn between 12.5 percentage points (at the threshold level) and 37.5 percentage points (at the maximum level) and our other named executive officers can earn between 10.0 (at the threshold level) and 30.0 (at maximum level) under this component. Based on this assessment, the compensation committee determined that Messrs. Butcher, Crooker, Mecke, Sullivan and King earned 33.7, 28.0, 28.0, 27.0 and 27.0 percentage points, respectively, under the individual performance goal component.

Calculation of the Bonuses

Based on our actual performance in 2020, the compensation committee approved annual cash incentive bonuses for the named executive officers for 2020 in the following amounts:

Executive	2020 Base Salary	2020 Annual Cash Incentive Bonus Opportunity				Percentage Points Earned			2020 Bonus
		Below Threshold	Threshold	Target	Maximum	Company Performance	Individual Performance	Total
Benjamin S. Butcher	$650,000	$0	$406,250	$812,500	$1,218,750	106.7	33.7	140.4	$912,708
William R. Crooker	$400,000	$0	$200,000	$400,000	$600,000	85.3	28.0	113.3	$453,333
Stephen C. Mecke	$450,000	$0	$225,000	$450,000	$675,000	85.3	28.0	113.3	$510,000
Jeffrey M. Sullivan	$300,000	$0	$150,000	$300,000	$450,000	85.3	27.0	112.3	$337,000
David G. King	$300,000	$0	$150,000	$300,000	$450,000	85.3	27.0	112.3	$337,000

Equity Incentive Compensation Program

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of the named executive officers with the interests of our stockholders. Because vesting is based on continued employment or the achievement of performance goals, our equity-based incentives also encourage the retention of the named executive officers through the multi-year vesting or performance periods in the awards. The compensation committee considers this alignment of vital importance and, as a result, long-term, equity-based awards will generally constitute a majority of total annual compensation, subject to adjustment in the discretion of the compensation committee.

The compensation committee sets the total value of LTIP units and target performance units to be granted to each named executive officer based on a percentage such executive’s base salary (250% to 400% depending on the executive officer) and the full grant date fair value per unit determined in accordance with ASC Topic 718. For 2020, the compensation committee determined that annual equity awards should consist of approximately 35% to 40% in LTIP units (subject to multi-year vesting) and 60% to 65% in performance units (with a multi-year measuring period).

The chart below shows the breakout of our equity incentive compensation for Messrs. Butcher, Crooker, and Mecke.

LTIP Units

The compensation committee has made and may make certain awards to the named executive officers in the form of LTIP units. LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, granted either as free-standing awards or in tandem with other awards under the 2011 Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

While the compensation committee has the ability to grant various equity formulations to the executive officers under the 2011 Equity Incentive Plan, the compensation committee has deemed LTIP unit awards to be an effective means to ensure alignment of the executives’ interests with those of the stockholders. LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us based on current U.S. federal income tax law. The key feature of LTIP units is that, at the time of award, LTIP units, as profits interests, initially will not have full parity on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. The compensation committee believes that this characteristic of the LTIP units, that they achieve real value only if our share value appreciates, links executive compensation to our performance. Under the 2011 Equity Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the 2011 Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

The compensation committee believes that using LTIP units for equity-based awards (i) links executive compensation to the performance of the company, (ii) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (iii) advances the separate goal of promoting long-term equity ownership by executives, (iv) has no worse effect on dilution as compared to using restricted stock, (v) does not increase our recorded expense on account of equity-based compensation awards, (vi) further aligns the interests of executives with the interests of stockholders and (vii) because LTIP units are offered by many of our peers, enables us to remain competitive with our peers in recruiting and retaining talented executives.

In January 2020, the compensation committee approved equity awards for fiscal year 2020 in dollar values, with the number of units granted calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant, after adjustment of the closing price by a discount or premium determined by a third-party valuation of the LTIP units. In determining the size of the long-term equity incentives awarded to the named executive officers for 2020 service, the compensation committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history. These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service. We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

The following table sets forth the number and value of the LTIP units granted to the named executive officers in January 2020 for 2020 compensation. The LTIP units vest over four years in equal installments on a quarterly basis beginning on March 31, 2020, subject to continued service. The LTIP units were issued on January 8, 2020, based on the full grant date fair value determined in accordance with ASC Topic 718. See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, for a discussion of our accounting of LTIP units.

Executive	Date of Grant	Number of LTIP Units Issued	Value of LTIP Unit Award
Benjamin S. Butcher	January 8, 2020	30,879	$910,004
William R. Crooker	January 8, 2020	13,064	$384,996
Stephen C. Mecke	January 8, 2020	14,252	$420,006
Jeffrey M. Sullivan	January 8, 2020	10,180	$300,005
David G. King	January 8, 2020	10,180	$300,005

In January 2021, the compensation committee approved the grant of an aggregate of 82,297 LTIP units to the named executive officers for 2021 compensation. The grants were made on January 7, 2021. These LTIP unit awards vest over four years in equal installments on a quarterly basis beginning on March 31, 2021, subject to continued service. The 2021 grants of LTIP units will be reflected in the “Summary Compensation Table” and “2021 Grants of Plan-Based Awards” table in our proxy statement for the 2022 annual meeting of stockholders.

Performance Units

The compensation committee grants performance units to the named executive officers as an additional long-term incentive award designed to align the executive officers’ interests more closely with those of the stockholders. The ultimate value of the performance units depends on our TSR over a three-year period commencing January 1, 2020. The award measures both relative return (TSR vs. three benchmarks) and, as a condition for higher levels of value, an absolute return.

At the end of the three-year measuring period, the performance units convert into shares of common stock (or other securities) at a rate depending on our TSR over the measuring period as compared to three different benchmarks and on the absolute amount of our TSR. A recipient of performance units may receive as few as zero shares or as many as 250% of the number of target units, plus deemed dividends on earned shares. That is, at the end of the measuring period, a recipient of 10,000 performance units may receive no value (no shares of common stock or other securities and no dividends) or receive as much as 25,000 shares of common stock (or other securities) plus dividends on earned shares (as if the dividends were paid and reinvested into additional shares of common stock during the measuring period).

The target amount of the performance units is nominally allocated:

●	25% to our TSR compared to the TSR of the size-based peer group;

●	25% to our TSR compared to the TSR of the industry peer group; and

●	50% to our TSR compared to the TSR of the companies in the MSCI US REIT index.

The potential of the portion of the award allocated to each of the size-based and industry peer group comparison ranges from 0% to 200% of the allocated target amount. The potential of the portion of the award allocated to the MSCI US REIT index group comparison ranges from 0% to 300% of the allocated target amount, except that the portion of the award attributable to performance against the MSCI US REIT index group may not exceed target (100% of the allocated amount) unless we achieve a minimum absolute TSR of 25% over the measuring period.

The table below indicates the potential levels of awards within the industry peer group, the size-based peer group and the MSCI US REIT index group benchmarks. Awards for performance between the indicated percentile rankings (e.g., between the 30th percentile and the 55th percentile) are determined by interpolating between the earned amounts (e.g., between 50% earned and 100% earned).

Percentile Ranking within Applicable Benchmark (Based on TSR)
Benchmark	Below 30th Percentile	30th Percentile	55th Percentile	75th Percentile	95th Percentile
Size-Based Peer Group (Allocated 25% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	[No increase for performance beyond 75%.]
Industry Peer Group (Allocated 25% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	[No increase for performance beyond 75%.]
MSCI US REIT Index (1) (Allocated 50% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	300% earned

(1)       Awards above 100% for this benchmark require us to achieve a minimum absolute TSR of 25%.

No dividends are paid to the recipient during the measuring period. At the end of the measuring period, if our TSR is such that the recipient earns shares of common stock or other securities (“Award Shares”), the recipient will receive additional common stock (or other securities) relating to dividends deemed to have been paid on the Award Shares. The additional shares are equal to the number of shares that the recipient would have acquired if the recipient held the Award Shares at the beginning of the measuring period and re-invested all dividends paid on the Award Shares over the measuring period into common stock on the dividend payment dates. In the discretion of the compensation committee, we may pay the cash value of the deemed dividends instead of issuing additional shares.

The number of Award Shares is determined at the end of the measuring period. For performance units granted in 2020, the Award Shares will be immediately and fully vested and transferable upon settlement after the measuring period. Any dividend shares will also be immediately and fully vested and transferable.

The following table sets forth the target number and value of the performance units granted to the named executive officers in January 2020 for 2020 compensation. The performance units were issued on January 8, 2020, based on the full grant date fair value determined in accordance with ASC Topic 718. See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, for a discussion of our accounting of performance units.

Executive	Date of Grant	Target Number of Performance Units Issued	Value of Performance Unit Award (at target amounts)
Benjamin S. Butcher	January 8, 2020	46,711	$1,690,004
William R. Crooker	January 8, 2020	19,762	$714,989
Stephen C. Mecke	January 8, 2020	21,559	$780,005
Jeffrey M. Sullivan	January 8, 2020	12,438	$450,007
David G. King	January 8, 2020	12,438	$450,007

In January 2021, the compensation committee approved the grant of an aggregate target of 123,079 performance units to the named executive officers for 2021 compensation. The 2021 grants of performance units will be reflected in the “Summary Compensation Table” and “2021 Grants of Plan-Based Awards” table in our proxy statement for the 2022 annual meeting of stockholders.

Employee Benefits

Our full-time employees, including the named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance, disability insurance and related benefits.

Additional Compensation Components

In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to the named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure when needed to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

We have entered into an employment agreement with each of the named executive officers. See “Potential Payments Upon Termination or Change in Control—Employment Agreements” below for more information.

Conclusion

The diagram below depicts the cash and equity compensation of our chief executive officer for 2020. The diagram demonstrates that a substantial majority of our chief executive officer’s compensation (approximately 84%) was strongly aligned with the interests of the stockholders because either it was determined by or depends on performance or its value fluctuates as the price of our common stock increases or decreases. Approximately 16% of our chief executive officer’s compensation is fixed base salary that is not dependent on our stock price performance. All other compensation is variable.

(1)	2020 compensation consists of base salary, annual cash incentive bonus and the grant date fair value of LTIP units and performance units granted in January 2020. “At Risk” means the applicable compensation is either determined by or depends on company and individual performance goals (including TSR) or its value fluctuates with the price of our common stock (as in the case of LTIP units subject to forfeiture).

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The table sets forth the base salary and other compensation that was paid to or earned by the named executive officers in 2020. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with ASC Topic 718.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Benjamin S. Butcher Chief Executive Officer, President and Chairman	2020	$650,000	$—	$2,600,008	$912,708	$25,534	$4,188,250
	2019	$650,000	$—	$2,599,969	$1,027,813	$24,731	$4,302,513
	2018	$650,000	$—	$2,599,975	$1,076,520	$23,715	$4,350,210
William R. Crooker Chief Financial Officer, Executive Vice President and Treasurer	2020	$400,000	$—	$1,099,985	$453,333	$38,761	$1,992,079
	2019	$400,000	$—	$1,099,983	$518,000	$36,938	$2,054,921
	2018	$360,000	$77,110	$989,983	$562,890	$36,190	$2,026,173
Stephen C. Mecke Chief Operating Officer and Executive Vice President	2020	$450,000	$—	$1,200,011	$510,000	$38,761	$2,198,772
	2019	$450,000	$—	$1,199,972	$569,250	$36,938	$2,256,160
	2018	$375,000	$—	$1,312,469	$725,000	$36,190	$2,448,659
Jeffrey M. Sullivan Executive Vice President, General Counsel and Secretary	2020	$300,000	$—	$750,012	$337,000	$37,248	$1,424,260
	2019	$300,000	$—	$749,985	$379,500	$34,900	$1,464,385
	2018	$300,000	$—	$749,984	$398,920	$34,154	$1,483,058
David G. King Executive Vice President and Director of Real Estate Operations	2020	$300,000	$—	$750,012	$337,000	$38,761	$1,425,773
	2019	$300,000	$—	$749,985	$385,500	$36,938	$1,472,423
	2018	$300,000	$—	$749,984	$356,745	$36,190	$1,442,919

(1)	For 2020, represents the total grant date fair value of LTIP units and performance units granted on January 8, 2020 under the 2011 Equity Incentive Plan, determined in accordance with ASC Topic 718. See Notes 7 and 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, for a discussion of our accounting of LTIP units and performance units and the assumptions used.

The grant date fair values for the following named executive officers relating to 2020 LTIP unit awards granted on January 8, 2020, are as follows: Benjamin S. Butcher—$910,004; William R. Crooker—$384,996; Stephen C. Mecke—$420,006; Jeffrey M. Sullivan—$300,005; and David G. King—$300,005. The LTIP unit awards granted in 2020 vest over four years from the date of grant in equal installments on a quarterly basis, subject to continued service.

The grant date fair values for the named executive officers relating to 2020 performance unit awards granted on January 8, 2020, are as follows: Benjamin S. Butcher—$1,690,004; William R. Crooker—$714,989; Stephen C. Mecke—$780,005; Jeffrey M. Sullivan—$450,007 and David G. King—$450,007. The maximum value of the 2020 performance unit awards assuming that the highest level of performance is achieved are as follows: Benjamin S. Butcher—$4,224,992; William R. Crooker—$1,787,473; Stephen C. Mecke—$1,949,993; Jeffrey M. Sullivan—$1,125,017; and David G. King—$1,125,017.

(2)	All other compensation for 2020 represents amounts paid for insurance premiums, 401(k) matching contributions and commuting/parking allowances, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Commuting/ Parking Allowances	Total
Benjamin S. Butcher	$16,504	$8,550	$480	$25,534
William R. Crooker	$24,211	$8,550	$6,000	$38,761
Stephen C. Mecke	$24,211	$8,550	$6,000	$38,761
Jeffrey M. Sullivan	$24,211	$8,550	$4,487	$37,248
David G. King	$24,211	$8,550	$6,000	$38,761

2020 Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2020 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:
Name	Date of Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares or Units (#)(3)	Grant Date Fair Value(4)
Benjamin S. Butcher
Annual cash incentive bonus		$406,250	$812,500	$1,218,750
LTIP units	January 8, 2020							30,879	$910,004
Performance units	January 8, 2020				23,356	46,711	116,777		$1,690,004
William R. Crooker
Annual cash incentive bonus		$200,000	$400,000	$600,000
LTIP units	January 8, 2020							13,064	$384,996
Performance units	January 8, 2020				9,881	19,762	49,405		$714,989
Stephen C. Mecke
Annual cash incentive bonus		$225,000	$450,000	$675,000
LTIP units	January 8, 2020							14,252	$420,006
Performance units	January 8, 2020				10,780	21,559	53,897		$780,005
Jeffrey M. Sullivan
Annual cash incentive bonus		$150,000	$300,000	$450,000
LTIP units	January 8, 2020							10,180	$300,005
Performance units	January 8, 2020				6,219	12,438	31,095		$450,007
David G. King
Annual cash incentive bonus		$150,000	$300,000	$450,000
LTIP units	January 8, 2020							10,180	$300,005
Performance units	January 8, 2020				6,219	12,438	31,095		$450,007

(1)	For the year ended December 31, 2020, the compensation committee approved annual cash incentive bonuses for Messrs. Butcher, Crooker, Mecke, Sullivan and King of $912,708, $453,333, $510,000, $337,000 and $337,000, respectively. For more information regarding the company and individual performance goals for these annual cash incentive bonuses, see “Executive Officer Compensation Discussion and Analysis—Annual Cash Incentive Bonus Program.”

(2)	Equity incentive plan awards were made in the form of performance units. At the end of the three-year measuring period, the performance units convert into shares of common stock (or other securities) at a rate depending on our TSR over the measuring period as compared to three different benchmarks and on the absolute amount of our TSR. A recipient of performance units may receive as few as zero shares or as many as 250% of the number of target units, plus deemed dividends on earned shares. For more information regarding the performance criteria for these performance unit awards, see “Executive Officer Compensation Discussion and Analysis—Equity Incentive Compensation Program—Performance Units.”

(3)	Stock awards were made in the form of LTIP units. The LTIP units will vest over four years in equal installments on a quarterly basis beginning on March 31, 2020, subject to continued service. For more information regarding the LTIP unit awards, see “Executive Officer Compensation Discussion and Analysis—Equity Incentive Compensation Program—LTIP Units.”

(4)	The amounts included in this column represent the full grant date fair value of the LTIP units and performance units, determined in accordance with ASC Topic 718. See Notes 7 and 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020, for a discussion of our accounting of LTIP units and performance units and the assumptions used.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2020. No option awards were outstanding for the named executive officers as of December 31, 2020. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the grant date fair values determined in accordance with ASC Topic 718 or the compensation expense recognized in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. In addition, the number of unearned performance units in the equity incentive plan awards are the actual amounts earned under the 2018 performance unit awards and target amounts that may be earned under the 2019 and 2020 performance unit awards. For more information regarding the threshold, target and maximum amounts with respect to equity incentive plan awards granted in 2020, see “—2020 Grants of Plan-Based Awards.”

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares or Units That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4)
Benjamin S. Butcher	68,261	$2,137,935	202,644	$6,346,810
William R. Crooker	21,444	$671,626	81,672	$2,557,967
Stephen C. Mecke	24,205	$758,101	97,680	$3,059,338
Jeffrey M. Sullivan	17,009	$532,722	53,958	$1,689,965
David G. King	17,009	$532,722	53,958	$1,689,965

(1)	The following table summarizes the awards (time-based LTIP units and restricted stock) for which a portion of the awards remain unvested as of December 31, 2020. The table also provides information about the applicable vesting periods.

Grant Date	Grant Date Fair Value	Number of Units					Vesting Periods
		Butcher	Crooker	Mecke	Sullivan	King
May 4, 2015	$20.38	100,000	—	—	—	—	Over six years: one-half vests in one installment on the third anniversary of the grant date and the remaining amount vests in equal installments over the next three years
January 5, 2018	$25.05	36,327	13,832	18,338	11,976	11,976	Over four years in equal installments on a quarterly basis
January 7, 2019	$23.51	38,706	16,376	17,864	12,760	12,760	Over four years in equal installments on a quarterly basis
January 8, 2020	$29.47	30,879	13,064	14,252	10,180	10,180	Over four years in equal installments on a quarterly basis

(2)	Based on our common stock closing price of $31.32 on December 31, 2020.

(3)	The following table summarizes the performance unit awards (at target amounts) for which a portion of the awards remain unearned and unvested as of December 31, 2020, assuming the performance unit awards are earned at the conclusion of the applicable measurement period. The table also provides information about the applicable vesting periods.

Grant Date	Grant Date Fair Value	Number of Performance Units					Vesting Periods
		Butcher	Crooker	Mecke	Sullivan	King
January 5, 2018	$28.86	58,558	22,297	29,560	15,592	15,592	One half of earned shares vest immediately and one half vest on the first anniversary of the measurement period
January 7, 2019	$28.19	59,950	25,363	27,669	15,963	15,963	All earned shares vest immediately in full
January 8, 2020	$36.18	46,711	19,762	21,559	12,438	12,438	All earned shares vest immediately in full

(4)	For performance units, value is based on our closing price of $31.32 on December 31, 2020. For the 2018 performance unit awards, the number and value set forth in the table is based on the amount that the named executive officers earned for the three-year performance period ended December 31, 2020. The compensation committee determined the number of shares of common stock and LTIP units earned under the 2018 performance unit awards on January 7, 2021. For the 2019 and 2020 performance unit awards, the number and value set forth in the table assumes that the named executive officers earn the target amounts of performance units. See footnote 3 above.

2020 Option Exercises and Stock Vested

The following table sets forth the aggregate number of LTIP units and restricted shares of common stock that vested in 2020. The value realized on vesting is the product of (i) the fair market value of a share of common stock on the vesting date, multiplied by (ii) the number of LTIP units or shares vesting. The value realized is before payment of any applicable withholding tax and brokerage commissions. No options were exercised by the named executive officers during 2020.

Name	Vesting Date	Closing Market Price	Number of Shares Acquired on Vesting (1)(2)	Value Realized on Vesting
Benjamin S. Butcher	January 8, 2020	$31.49	39,328	$1,238,439
	March 31, 2020	$22.52	9,099	$204,909
	May 4, 2020	$24.83	16,667	$413,842
	June 30, 2020	$29.32	9,099	$266,783
	September 30, 2020	$30.49	9,100	$277,459
	December 31, 2020	$31.32	30,883	$967,256
William R. Crooker	January 1, 2020	$31.57	1,975	$62,351
	January 8, 2020	$31.49	12,454	$392,176
	March 31, 2020	$22.52	3,516	$79,180
	June 30, 2020	$29.32	3,513	$103,001
	September 30, 2020	$30.49	3,516	$107,203
	December 31, 2020	$31.32	10,885	$340,918
Stephen C. Mecke	January 8, 2020	$31.49	12,360	$389,216
	March 31, 2020	$22.52	3,988	$89,810
	June 30, 2020	$29.32	3,987	$116,899
	September 30, 2020	$30.49	3,987	$121,564
	December 31, 2020	$31.32	11,303	$354,010
Jeffrey M. Sullivan	January 8, 2020	$31.49	12,856	$404,835
	March 31, 2020	$22.52	2,993	$67,402
	June 30, 2020	$29.32	2,992	$87,725
	September 30, 2020	$30.49	2,993	$91,257
	December 31, 2020	$31.32	10,112	$316,708
David G. King	January 8, 2020	$31.49	12,910	$406,536
	March 31, 2020	$22.52	2,993	$67,402
	June 30, 2020	$29.32	2,992	$87,725
	September 30, 2020	$30.49	2,993	$91,257
	December 31, 2020	$31.32	10,143	$317,679

(1)	Represents restricted shares of common stock and LTIP units that vested in 2020 and unrestricted shares of common stock and LTIP units issued in 2020. Restricted shares of common stock vest in equal installments on an annual basis. Time-based LTIP units vest over four years in equal installments on a quarterly basis on March 31, June 30, September 30, and December 31 of each year. Vested LTIP units can be converted to common units in our operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit. During 2020, there was a material equity transaction in our operating partnership which resulted in an accretion of the member’s capital account to the economic value equivalent of the common units. The LTIP units may be converted to common units.

(2)	Pursuant to the 2011 Equity Incentive Plan, on January 8, 2020, the compensation committee determined the number of shares of common stock and LTIP units to be issued pursuant to the January 2017 performance unit awards as follows:

Mr. Butcher, 39,328 LTIP units that vested on the grant date and 21,784 LTIP units that vested on December 31, 2020; Mr. Crooker, 12,454 shares of common stock that vested on the grant date and 7,372 LTIP units that vested on December 31, 2020; Mr. Mecke, 12,360 shares of common stock that vested on the grant date and 7,315 LTIP units that vested on December 31, 2020; Mr. Sullivan, 12,856 LTIP units that vested on the grant date and 7,121 LTIP units that vested on December 31, 2020; and Mr. King, 12,910 LTIP units that vested on the grant date and 7,152 LTIP units that vested on December 31, 2020.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2020, relating to our equity compensation plans pursuant to which we grant options, restricted stock, LTIP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(2)	1,692,423	—	2,325,389
Equity compensation plans not approved by security holders	—	—	—
Total	1,692,423	—	2,325,389

(1)	Consists entirely of LTIP units that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions. There is no exercise price associated with LTIP units.

(2)	2011 Equity Incentive Plan.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our chief executive officer for the year ended December 31, 2020:

●	Median employee total annual compensation (excluding our chief executive officer)—$222,316

●	Chief executive officer total annual compensation (as reported in the “Summary Compensation Table” presented above)—$4,188,250

●	Ratio of chief executive officer to median employee total annual compensation—19:1

In determining the median employee, we prepared a list of all employees as of December 31, 2020 and reviewed the amount of salary, wages and equity awards of all such employees reported to the Internal Revenue Service on Form W-2 for 2020. We also reviewed pre-tax wages that were contributed by employees to a pre-tax parking program, a flexible spending account program and supplemental insurance policy premiums. More specifically, for each employee, we aggregated the amounts indicated on the face of his or her Form W-2 and pre-tax wages allocated to commuting costs, flexible spending accounts and supplemental insurance policy premiums. We had 78 employees as of December 31, 2020. Salaries, wages and bonuses were annualized for those employees that were not employed for the full year of 2020. In addition, bonuses for employees who were not employed for the full year of 2019 were annualized because the Form W-2 amounts reflect bonuses paid in 2020 for 2019 employment. We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation. Because all employees are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

Once the median employee was identified, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K promulgated by the SEC, resulting in median employee total annual compensation of $222,316. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We have entered into employment agreements with each of the named executive officers. We believe that the employment agreements benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs. The current terms of the employment agreements with Messrs. Butcher, Crooker, Mecke, Sullivan and King expire on May 4, 2022, February 25, 2022, April 20, 2022, December 31, 2021 and April 20, 2022, respectively; and the term of each agreement renews automatically for successive one-year periods unless, not fewer than 60 days before the termination of the then existing term, either party provides notice of non-renewal to the other party.

Pursuant to the employment agreements, the named executive officers are eligible to receive awards of LTIP units and other equity awards, subject to the terms of the 2011 Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement and the discretion of the compensation committee. The employment agreements generally provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change of control of us and their subsequent non-renewal within 12 months, or termination of the executive officer’s employment by us without “cause” or by the executive officer for “good reason.” In addition, each of Messrs. Butcher, Crooker, Mecke, Sullivan and King will be subject to a non-competition provision for the 12-month period following any termination of employment other than a termination by us without “cause” or by the executive officer for “good reason.” The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation and other related benefits.

The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

●	a lump-sum cash payment equal to three times the sum of (i) Mr. Butcher’s then-current annual base salary; and (ii) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined;

●	our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

●	immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

The employment agreements with Messrs. Crooker, Mecke, Sullivan and King provide that upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to the executive officer’s execution of a general release in our favor:

●	a lump-sum cash payment equal to two times the sum of (i) the executive officer’s then-current annual base salary; and (ii) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his bonus was determined;

●	our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

●	immediate vesting of all outstanding equity-based awards held by the executive officer.

In addition, the employment agreements with Messrs. Butcher, Crooker, Mecke, Sullivan and King provide that, upon termination of employment by reason of the executive officer’s death or disability, the executive officer will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability. Messrs. Butcher, Crooker and Sullivan will also be entitled to receive our direct-to-insurer payment of any group health or other insurance premiums they would have otherwise been required to pay to obtain coverage under our group health and other insurance plans for 18 months.

Pursuant to the employment agreements, Messrs. Butcher, Crooker, Mecke, Sullivan and King are eligible to receive a monthly commuting and parking allowance of up to $500.

None of the employment agreements contains an excise tax gross-up provision under Section 280G of the Code.

In some instances, the terms of the performance units modify the provisions of the employment agreements that otherwise provide for full vesting of all equity awards upon certain terminations. For example, in most terminations of employment, the performance units vest on a pro rata basis, rather than in full.

Accelerated Vesting of Equity Awards

LTIP Unit Agreements

Under the LTIP unit agreements, the vesting of unvested LTIP units is accelerated upon a change in control (as defined in the applicable agreements) or termination of employment by reason of death or disability.

Performance Unit Agreements

Under the performance unit agreements, the awarding of unearned and unvested performance units is accelerated upon a change in control (as defined in the performance unit agreements). Upon a change in control of our company, the measuring period for the performance units ends, and performance is measured and the award calculated and made, without pro ration, based on TSR through the date of the change in control. Upon a termination of a recipient’s employment by reason of death or disability, by the company without “cause” (as defined in the performance unit agreement) or by the recipient for “good reason” (as defined in the performance award agreement), the measuring period for such recipient’s performance units ends, and performance is measured and the award calculated and made, after pro ration, based on the portion of the full measuring period elapsed and our TSR through the date of termination. Upon a termination of the recipient’s employment during the measuring period by the company for “cause” or by the recipient without “good reason,” the performance units terminate without any award of shares.

Employee Retirement Vesting Program

On January 7, 2021, the compensation committee adopted the STAG Industrial, Inc. Employee Retirement Vesting Program (the “Retirement Vesting Program”) to provide supplemental retirement benefits for eligible employees. The Retirement Vesting Program will be administered by the compensation committee.

Under the Retirement Vesting Program, upon an eligible employee’s Qualifying Retirement (as defined below), the employee would be entitled to: (i) the immediate vesting of all outstanding time-based equity awards (i.e., awards that are subject to forfeiture solely pursuant to a time-based vesting schedule); and (ii) subject to the compensation committee’s future certification that the performance goals for the applicable period have been achieved, a prorated portion of any outstanding performance-based equity awards (i.e., awards for which the performance period has not expired and which remain subject to vesting based on the specified performance measures). The prorated portion of such performance-based equity awards will be determined at the end of the applicable performance period based on our actual performance and will be calculated by multiplying the full amount of any such award so payable by a fraction, the numerator of which shall equal the number of days such employee was employed during the performance period and the denominator of which shall equal the number of days in the performance period.

To be eligible to participate in the Retirement Vesting Program upon a Qualifying Retirement, an employee must satisfy certain terms and conditions, including the employee must (i) provide us with at least six months’ advance written notice of his or her retirement, and (ii) sign and not revoke a general release and non-competition agreement, with ongoing non-competition and employee non-solicitation provisions that remain in effect for at least 12 months following termination of employment (which non-competition and employee non-solicitation provisions, in the discretion of the compensation committee, may be those already established in an employment agreement with us).

For purposes of the Retirement Vesting Program, “Qualifying Retirement” means an employee’s voluntarily termination of employment (other than where grounds for “cause” exist) at or after having satisfied the “Rule of 70.” “Rule of 70” means when an employee’s years of service with us or our affiliates or predecessors (must be at least 10 years, based on 120 months of continuous employment, not calendar years) plus his or her age (must be at least 55 years old) on the date of termination of service equals or exceeds 70. An employee’s “service” for purposes of the Retirement Vesting Program will continue until he or she is no longer serving in the role as employee, director or consultant of our company or any affiliate.

Termination Payment Table

The following table indicates the cash amounts and accelerated vesting that Messrs. Butcher, Crooker, Mecke, Sullivan and King would be entitled to receive under various termination or change of control circumstances pursuant to the terms of their employment agreements and the applicable award agreements under the 2011 Equity Incentive Plan. This table assumes that the termination or change of control, as applicable, occurred on December 31, 2020.

Name and Termination or Change of Control Scenario	Cash Payment	Acceleration of Vesting of Equity Awards (1)(2)	Total
Benjamin S. Butcher
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Qualifying retirement(3)	$—	$—	$—
Termination by company without cause or by employee for good reason	$4,712,880	$7,578,219	$12,291,099
Accelerated vesting upon change of control(2)	$—	$9,572,018	$9,572,018
Notice of non-renewal within 12 months following change of control	$4,712,880	$9,572,018	$14,284,898
Death or disability(4)	$937,464	$7,578,219	$8,515,683
William R. Crooker
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Qualifying retirement	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,742,983	$2,846,048	$4,589,031
Accelerated vesting upon change of control(2)	$—	$3,689,590	$3,689,590
Notice of non-renewal within 12 months following change of control	$1,742,983	$3,689,590	$5,432,573
Death or disability(4)	$489,650	$2,846,048	$3,335,698
Stephen C. Mecke
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Qualifying retirement(3)	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,956,317	$3,399,003	$5,355,320
Accelerated vesting upon change of control(2)	$—	$4,319,247	$4,319,247
Notice of non-renewal within 12 months following change of control	$1,956,317	$4,319,247	$6,275,564
Death or disability(4)	$510,000	$3,399,003	$3,909,003
Jeffrey M. Sullivan
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Qualifying retirement	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,310,317	$1,981,303	$3,291,620
Accelerated vesting upon change of control(2)	$—	$2,512,209	$2,512,209
Notice of non-renewal within 12 months following change of control	$1,310,317	$2,512,209	$3,822,526
Death or disability(4)	$373,317	$1,981,303	$2,354,620
David G. King
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Qualifying retirement	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,310,317	$1,981,303	$3,291,620
Accelerated vesting upon change of control(2)	$—	$2,512,209	$2,512,209
Notice of non-renewal within 12 months following change of control	$1,310,317	$2,512,209	$3,822,526
Death or disability(4)	$337,000	$1,981,303	$2,318,303

(1)	Amounts in this column reflect accelerated vesting of unvested LTIP units, performance units and restricted stock granted pursuant to the 2011 Equity Incentive Plan. For purposes of this table, each LTIP unit, performance unit and restricted share of common stock was valued at $31.32, the closing price of our common stock on the NYSE on December 31, 2020.

(2)	For a discussion of the vesting of equity awards upon the occurrence of certain triggering events, including a change in control, termination without cause and Qualifying Retirement, see “—Accelerated Vesting of Equity Awards” above.

(3)	The Retirement Vesting Program was adopted on January 7, 2021 and, therefore, was not in effective as of December 31, 2020. Upon adoption of the Retirement Vesting Program, each of Messrs. Butcher and Mecke satisfied the “Rule of 70” requirements and were eligible to participate in the program.

(4)	Upon death of the named executive officer, the executive officer will receive a prorated bonus for services performed during the year. The prorated bonus will be derived from the bonus paid in the previous fiscal year. Under the equity award agreements, the vesting of unvested LTIP units and restricted stock and unearned and unvested performance units is accelerated at death or disability. See “—Accelerated Vesting of Equity Awards” above.

COMPENSATION COMMITTEE REPORT

The following is a report by the compensation committee submitted in connection with its review of the Compensation Discussion and Analysis section of this proxy statement prepared in connection with the annual meeting.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussion, the compensation committee recommended to the board of directors (and the board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Jeffrey D. Furber (Chair)

Virgis W. Colbert

Michelle S. Dilley

Larry T. Guillemette

Hans S. Weger

AUDIT COMMITTEE REPORT

The following is a report by the audit committee submitted in connection with its review of our financial reports for the fiscal year ended December 31, 2020. Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement in future filings with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The audit committee oversees our financial reporting process on behalf of the board of directors, in accordance with the audit committee charter. Management is responsible for our financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for STAG Industrial, Inc. for the fiscal year ended December 31, 2020.

In addition, the audit committee has (i) discussed with the representatives of PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, (ii) discussed and received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (iii) discussed with PricewaterhouseCoopers LLP the auditors’ independence from the company and management.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The annual report on Form 10-K was filed with the SEC on February 10, 2021.

The members of the audit committee have oversight responsibilities only and are not acting as experts in accounting and auditing. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that PricewaterhouseCoopers LLP is in fact “independent.”

Submitted by the Audit Committee of the Board of Directors

Hans S. Weger (Chair)

Jit Kee Chin

Larry T. Guillemette

Francis X. Jacoby III

Christopher P. Marr

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The audit committee of the board of directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021, and the board of directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in July 2010 and is considered by our management to be well qualified.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

The following is a summary of the fees incurred or billed by PricewaterhouseCoopers LLP for professional services rendered for our company for the years ended December 31, 2020 and December 31, 2019:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Audit Fees	$997,553	$1,107,602
Tax Fees	—	—
Audit-Related Fees	—	—
All Other Fees	2,700	2,700
Total	$1,000,253	$1,110,302

Audit Fees

“Audit Fees” consist of fees and related expenses incurred for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Tax Fees

“Tax Fees” consist of fees and related expenses incurred or billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of our independent registered public accounting firm, which is considered a routine matter. For purposes of the vote on the ratification of the appointment of our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Proposal

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “say-on-pay” proposal or resolution.

At the 2018 annual meeting of stockholders held on April 30, 2018, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of the named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the named executive officers every year, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a non-binding, advisory vote on the executive compensation program every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of the named executive officers at the 2024 annual meeting of stockholders.

Accordingly, we are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for the named executive officers by voting for or against the following resolution.

“—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Officer Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2021 and beyond.

Vote Required

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve, by non-binding vote, executive compensation. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

The board of directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock and common units in our operating partnership for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, March 11, 2021.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged shares of common stock as collateral. Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is our principal executive office, One Federal Street, 23rd Floor, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares and/or Common Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Common Units(3)
BlackRock, Inc. (4)	16,399,214	10.3%	10.1%
The Vanguard Group—23-1945930 (5)	21,434,384	13.5%	13.2%
Benjamin S. Butcher (6)	810,094	*	*
William R. Crooker (6)	132,378	*	*
Stephen C. Mecke (6)	257,276	*	*
Jeffrey M. Sullivan (6)	167,162	*	*
David G. King (6)	223,062	*	*
Jit Kee Chin (7)	8,712	*	*
Virgis W. Colbert (7)	41,532	*	*
Michelle S. Dilley (7)	19,660	*	*
Jeffrey D. Furber (7)	86,552	*	*
Larry T. Guillemette (7)	76,124	*	*
Francis X. Jacoby III (7)	67,870	*	*
Christopher P. Marr (7)	53,337	*	*
Hans S. Weger (7)	43,180	*	*
All directors and executive officers as a group (13 persons)	1,986,939	1.2%	1.2%

*	Represents ownership of less than 1.0%.

(1)	Ownership consists of shares of common stock, common units and LTIP units. Subject to certain restrictions, common units may be redeemed for cash, or at our option, an equal number of shares of common stock. Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of the partnership agreement of our operating partnership, LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions.

(2)	Based on 159,082,448 shares of common stock outstanding as of March 11, 2021. In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock, notwithstanding that not all of the LTIP units have vested to date.

(3)	Based on 162,676,371 shares of common stock and units outstanding as of March 11, 2021 on a fully-diluted basis, comprised of 1,592,815 shares of common stock and 2,001,108 shares of common stock issuable upon exchange or conversion of outstanding common units and LTIP units of our operating partnership, respectively.

(4)	This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 27, 2021. BlackRock, Inc., in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote with respect to 15,592,585 shares of common stock and is deemed to have the sole power to dispose or direct the disposition with respect to 16,399,214 shares of common stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)	The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group—23-1945930 (“Vanguard Group”), in its capacity as an investment adviser, is deemed to have shared power to vote or to direct the vote with respect to 491,418 shares of common stock, is deemed to have sole power to dispose or to direct the disposition with respect to 20,823,157 shares of common stock, and is deemed to have shared power to dispose or to direct the disposition with respect to 611,227 shares of common stock. The business address for Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Includes 753,686, 132,378, 240,118, 167,162 and 222,553 LTIP units held by each of Messrs. Butcher, Crooker, Mecke, Sullivan and King, respectively, and 9,320 common units held by Mr. Butcher. Not all of the LTIP units have vested.

(7)	Includes 6,948, 14,706, 27,466, 42,607, 42,607, 42,607, 35,197 and 42,607 LTIP units held by each of Dr. Chin, Ms. Dilley and Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger, respectively. Not all of these LTIP units have vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Future Transactions with Related Persons

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

OTHER MATTERS

Stockholder Proposals

Stockholder proposals intended to be presented at the 2022 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 24, 2021 in order to be considered for inclusion in our proxy statement relating to the 2022 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at the 2022 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 25, 2021, and on or before November 24, 2021. If the 2022 annual meeting of stockholders is scheduled to take place before April 3, 2022, or after June 2, 2022, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2022 annual meeting and not later than the close of business on the later of the 120th day prior to the 2022 annual meeting or the tenth day following the day on which public announcement of the date of the 2022 annual meeting is first made public by our company. Any such proposal should be mailed to: STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

Additional Matters

The board of directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By order of the board of directors:

JEFFREY M. SULLIVAN Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 24, 2021

Appendix A

definitions and Non-GAAP Financial Measures

Certain Definitions

In this proxy statement, we define:

●	“net debt” as our total long-term indebtedness outstanding less cash and cash equivalents on hand;

●	“long-term indebtedness” as the principal outstanding on our unsecured credit facility, unsecured term loans, unsecured notes and mortgage notes;

●	“real estate cost basis” as the book value of rental property and deferred leasing intangibles, exclusive of the related accumulated depreciation and amortization; and

●	“enterprise value” as the market value of our common stock and operating partnership units (including LTIP units) outstanding (based on the period-end closing price on the NYSE) plus the liquidation value of our preferred stock and amounts outstanding on our long-term indebtedness.

Funds from Operations

Funds from operations (“FFO”) should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles (“GAAP”)) as an indication of our performance, and we believe that to understand our performance further, FFO should be compared with our reported net income (loss) in accordance with GAAP, as presented in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). FFO represents GAAP net income (loss), excluding gains (or losses) from sales of depreciable operating buildings, impairment write-downs of depreciable real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs and fair market value of debt adjustment) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because it is a widely recognized measure of the performance of REITs. FFO may be used by investors as a basis to compare our operating performance with that of other real estate investment trusts (“REITs”).

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our buildings that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our buildings, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other REITs may not calculate FFO in accordance with the Nareit definition, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

A-1

The following table sets forth a reconciliation of our FFO attributable to common stockholders and unit holders for the periods presented to net income, the nearest GAAP equivalent.

	Year ended December 31,
Reconciliation of Net Income to FFO (in thousands)	2020	2019
Net income	$ 206,795	$ 50,665
Rental property depreciation and amortization	214,464	185,154
Loss on impairments	5,577	9,757
Gain on the sales of rental property, net	(135,733)	(7,392)
FFO	$ 291,103	$ 238,184
Preferred stock dividends	(5,156)	(5,156)
Amount allocated to restricted shares of common stock and unvested units	(756)	(891)
FFO attributable to common stockholders and unit holders	$ 285,191	$ 232,137

Net Operating Income

We consider net operating income (“NOI”) to be an appropriate supplemental performance measure to net income (loss) because we believe it helps investors and management understand the core operations of our buildings. NOI is defined as rental income, which includes billings for common area maintenance, real estate taxes and insurance, less property expenses. NOI should not be viewed as an alternative measure of our financial performance since it excludes expenses which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI.

The following table sets forth a reconciliation of our NOI for the periods presented to net income, the nearest GAAP equivalent.

	Year ended December 31,
Reconciliation of Net Income to NOI (in thousands)	2020	2019
Net income	$206,795	$50,665
General and administrative	40,072	35,946
Transaction costs	159	346
Depreciation and amortization	214,738	185,450
Interest and other income	(446)	(87)
Interest expense	62,343	54,647
Loss on impairments	5,577	9,757
Gain on involuntary conversion	(2,157)	—
Loss on extinguishment of debt	834	—
Other expenses	1,870	1,439
Gain on the sales of rental property, net	(135,733)	(7,392)
NOI	$394,052	$330,771

A-2

STAG INDUSTRIAL, INC. ONE FEDERAL STREET, 23RD FLOOR BOSTON, MA 02110VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/STAG2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2021. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D43153-P52549KEEP THIS PORTION FOR YOUR RECORDSSTAG INDUSTRIAL, INC.THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYThe Board of Directors recommends you vote FOR the election of each of the director nominees named below:1. Election of Directors Nominees: For Against Abstain1a. Benjamin S. Butcher! ! !The Board of Directors recommends you vote FOR proposals 2 and 3.For Against Abstain1b. Jit Kee Chin1c. Virgis W. Colbert 1d. Michelle S. Dilley 1e. Jeffrey D. Furber 1f. Larry T. Guillemette 1g. Francis X. Jacoby III 1h. Christopher P. Marr 1i. Hans S. Weger! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! !2. The ratification of the appointment of Pricewaterhouse- ! ! ! Coopers LLP as the independent registered public accounting firm for the year ending December 31, 2021.3. The approval, by non-binding vote, of executive ! ! ! compensation.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D43154-P52549STAG INDUSTRIAL, INC. Annual Meeting of Stockholders May 3, 2021 1:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen C. Mecke and Jeffrey M. Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of STAG INDUSTRIAL, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STAG2021 at 1:00 PM, EDT on May 3, 2021, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.Continued and to be signed on reverse side